                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                     SEACOAST BANKING CORPORATION OF FLORIDA

            FIRST NATIONAL BANK & TRUST COMPANY OF THE TREASURE COAST

                                       AND

                              CENTURY NATIONAL BANK

                          DATED AS OF NOVEMBER 30, 2004

                                TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     ----
ARTICLE 1 TRANSACTIONS AND TERMS OF MERGER.......................................................................      1

   1.1       MERGER..............................................................................................      1
   1.2       TIME AND PLACE OF CLOSING...........................................................................      1
   1.3       EFFECTIVE TIME......................................................................................      2
   1.4       RESTRUCTURE OF TRANSACTION..........................................................................      2

ARTICLE 2 TERMS OF MERGER........................................................................................      2

   2.1       CHARTER.............................................................................................      2
   2.2       BYLAWS..............................................................................................      2
   2.3       DIRECTORS AND OFFICERS..............................................................................      2

ARTICLE 3 MANNER OF CONVERTING SHARES............................................................................      3

   3.1       CONVERSION OF SHARES................................................................................      3
   3.2       PRORATION...........................................................................................      4
   3.3       ELECTION PROCEDURES.................................................................................      6
   3.4       DISSENTING SHAREHOLDERS.............................................................................      7
   3.5       FRACTIONAL SHARES...................................................................................      7
   3.6       CONVERSION OF STOCK OPTIONS.........................................................................      8

ARTICLE 4 EXCHANGE OF SHARES.....................................................................................      8

   4.1       EXCHANGE PROCEDURES.................................................................................      8
   4.2       RIGHTS OF FORMER SELLER SHAREHOLDERS................................................................      9

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLER...............................................................     10

   5.1       ORGANIZATION, STANDING, AND POWER...................................................................     10
   5.2       AUTHORITY OF SELLER; NO BREACH BY AGREEMENT.........................................................     10
   5.3       CAPITAL STOCK.......................................................................................     11
   5.4       SELLER SUBSIDIARIES.................................................................................     12
   5.5       EXCHANGE ACT FILINGS; FINANCIAL STATEMENTS..........................................................     12
   5.6       ABSENCE OF UNDISCLOSED LIABILITIES..................................................................     14
   5.7       ABSENCE OF CERTAIN CHANGES OR EVENTS................................................................     14
   5.8       TAX MATTERS.........................................................................................     14
   5.9       ALLOWANCE FOR POSSIBLE LOAN LOSSES..................................................................     16
   5.10      ASSETS..............................................................................................     17
   5.11      INTELLECTUAL PROPERTY...............................................................................     17
   5.12      ENVIRONMENTAL MATTERS...............................................................................     18
   5.13      COMPLIANCE WITH LAWS................................................................................     18
   5.14      LABOR RELATIONS.....................................................................................     19
   5.15      EMPLOYEE BENEFIT PLANS..............................................................................     20
   5.16      MATERIAL CONTRACTS..................................................................................     23
   5.17      PRIVACY OF CUSTOMER INFORMATION.....................................................................     23
   5.18      LEGAL PROCEEDINGS...................................................................................     24
   5.19      REPORTS.............................................................................................     24

   5.20      BOOKS AND RECORDS...................................................................................     24
   5.21      LOANS TO EXECUTIVE OFFICERS AND DIRECTORS...........................................................     25
   5.22      STATEMENTS TRUE AND CORRECT.........................................................................     25
   5.23      TAX AND REGULATORY MATTERS..........................................................................     25
   5.24      STATE TAKEOVER LAWS.................................................................................     26
   5.25      CHARTER PROVISIONS..................................................................................     26
   5.26      SHAREHOLDERS' VOTING AGREEMENTS.....................................................................     26
   5.27      OPINION OF FINANCIAL ADVISOR........................................................................     26
   5.28      BOARD RECOMMENDATION................................................................................     26

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BUYER................................................................     27

   6.1       ORGANIZATION, STANDING, AND POWER...................................................................     27
   6.2       AUTHORITY; NO BREACH BY AGREEMENT...................................................................     27
   6.3       CAPITAL STOCK.......................................................................................     28
   6.4       BUYER SUBSIDIARIES..................................................................................     28
   6.5       EXCHANGE ACT FILINGS; FINANCIAL STATEMENTS..........................................................     29
   6.6       ABSENCE OF CERTAIN CHANGES OR EVENTS................................................................     29
   6.7       TAX MATTERS.........................................................................................     29
   6.8       ALLOWANCE FOR POSSIBLE LOAN LOSSES..................................................................     30
   6.9       ASSETS..............................................................................................     30
   6.10      INTELLECTUAL PROPERTY...............................................................................     30
   6.11      ENVIRONMENTAL MATTERS...............................................................................     31
   6.12      COMPLIANCE WITH LAWS................................................................................     32
   6.13      LABOR RELATIONS.....................................................................................     32
   6.14      EMPLOYEE BENEFIT PLANS..............................................................................     32
   6.15      MATERIAL CONTRACTS..................................................................................     33
   6.16      LEGAL PROCEEDINGS...................................................................................     34
   6.17      REPORTS.............................................................................................     34
   6.18      STATEMENTS TRUE AND CORRECT.........................................................................     34
   6.19      AUTHORITY OF MERGER SUBSIDIARY......................................................................     35
   6.20      TAX AND REGULATORY MATTERS..........................................................................     35

ARTICLE 7 CONDUCT OF BUSINESS PENDING CONSUMMATION...............................................................     35

   7.1       AFFIRMATIVE COVENANTS OF SELLER.....................................................................     35
   7.2       NEGATIVE COVENANTS OF SELLER........................................................................     36
   7.3       COVENANTS OF BUYER..................................................................................     37
   7.4       ADVERSE CHANGES IN CONDITION........................................................................     38
   7.5       REPORTS.............................................................................................     38

ARTICLE 8 ADDITIONAL AGREEMENTS..................................................................................     38

   8.1       REGISTRATION STATEMENT; PROXY STATEMENT; SHAREHOLDER APPROVAL.......................................     38
   8.2       OTHER OFFERS, ETC...................................................................................     40
   8.3       NASDAQ LISTING......................................................................................     41
   8.4       CONSENTS OF REGULATORY AUTHORITIES..................................................................     41
   8.5       AGREEMENT AS TO EFFORTS TO CONSUMMATE...............................................................     42
   8.6       INVESTIGATION AND CONFIDENTIALITY...................................................................     42
   8.7       PRESS RELEASES......................................................................................     43

   8.8       TAX TREATMENT.......................................................................................     43
   8.9       CHARTER PROVISIONS..................................................................................     43
   8.10      AFFILIATES' AGREEMENT...............................................................................     43
   8.11      EMPLOYEE BENEFITS AND CONTRACTS.....................................................................     43
   8.12      INDEMNIFICATION.....................................................................................     44
   8.13      DELIVERY OF SELLER DISCLOSURE MEMORANDUM............................................................     46

ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE......................................................     46

   9.1       CONDITIONS TO OBLIGATIONS OF EACH PARTY.............................................................     46
   9.2       CONDITIONS TO OBLIGATIONS OF BUYER..................................................................     47
   9.3       CONDITIONS TO OBLIGATIONS OF SELLER.................................................................     48

ARTICLE 10 TERMINATION...........................................................................................     50

   10.1      TERMINATION.........................................................................................     50
   10.2      EFFECT OF TERMINATION...............................................................................     53
   10.3      TERMINATION FEE.....................................................................................     53
   10.4      NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS.......................................................     54

ARTICLE 11 MISCELLANEOUS.........................................................................................     54

   11.1      DEFINITIONS.........................................................................................     54
   11.2      EXPENSES............................................................................................     64
   11.3      BROKERS AND FINDERS.................................................................................     64
   11.4      ENTIRE AGREEMENT....................................................................................     65
   11.5      AMENDMENTS..........................................................................................     65
   11.6      WAIVERS.............................................................................................     65
   11.7      ASSIGNMENT..........................................................................................     66
   11.8      NOTICES.............................................................................................     66
   11.9      GOVERNING LAW.......................................................................................     67
   11.10     COUNTERPARTS........................................................................................     67
   11.11     CAPTIONS; ARTICLES AND SECTIONS.....................................................................     67
   11.12     INTERPRETATIONS.....................................................................................     67
   11.13     ENFORCEMENT OF AGREEMENT............................................................................     67
   11.14     SEVERABILITY........................................................................................     67

                                LIST OF EXHIBITS

Exhibit Number           Description
--------------           -----------
1                 Form of Support Agreement

2                 Form of Affiliate Agreement

3                 Form of Employment Agreement

4                 Form of Director's Agreement

5                 Form of Claims Letter

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of November 30, 2004 is by and among Seacoast Banking Corporation of Florida ("Buyer"), a Florida corporation; First National Bank & Trust Company of the Treasure Coast, Stuart, Florida, a national banking association ("First National" or alternatively "Interim" (as defined below), if designated by Buyer pursuant to
Section 1.4, in either case, the "Merger Subsidiary") ; and Century National Bank, Orlando, Florida ("Seller"), a national banking association.

                                    PREAMBLE

      The respective Boards of Directors of Buyer and Seller have determined that the transactions described herein are in the best interests of the Parties to this Agreement and their respective shareholders. This Agreement provides for the acquisition of Seller by Buyer pursuant to the merger of Seller with and into Merger Subsidiary. The transactions described in this Agreement are subject to the approvals of the shareholders of Seller, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency ("OCC") and the satisfaction of certain other conditions described in this Agreement. It is the intention of the Parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of
Section 368(a) of the Code.

      Certain capitalized terms used in this Agreement are defined in Section
11.1 of this Agreement.

      NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

                                   ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER

1.1 MERGER.

      Subject to the terms and conditions of this Agreement, at the Effective Time, Seller shall be merged with and into Merger Subsidiary pursuant to and with the effect provided in 12 U.S.C. 215a (the "Merger"), and the Merger Subsidiary shall be the Surviving Bank resulting from the Merger and shall remain a wholly owned subsidiary of Buyer. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Seller and Buyer, and has been approved by First National's Board of Directors and by Buyer, as First National's sole shareholder.

1.2 TIME AND PLACE OF CLOSING.

      The closing of the transactions contemplated hereby (the "Closing") will take place at 9:00 A.M. Eastern Time on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M. Eastern Time), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.

1.3 EFFECTIVE TIME.

      The Merger and other transactions contemplated by this Agreement shall become effective on the date and time the Articles of Merger (the "Articles of Merger") reflecting the Merger shall become effective with the OCC (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of Seller approve this Agreement to the extent such approval is required by applicable Law or such later date within 30 days thereof as may be specified by Buyer.

1.4 RESTRUCTURE OF TRANSACTION

      Buyer shall have the right to revise the structure of the Merger contemplated by this Agreement in order to assure that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of
Section 368(a) of the Code or to substitute an interim national bank that is wholly owned by Buyer ("Interim") for First National as the entity into which Seller merges, provided, that no such revision to the structure of the Merger shall result in (i) any changes in the amount or type of the consideration which the holders of shares of Seller Common Stock are entitled to receive under this Agreement, or (ii) would unreasonably impede or delay consummation of the Merger. Buyer may exercise this right of revision by giving written notice to Seller in the manner provided in Section 11.8, which notice shall be in the form of an amendment to this Agreement or in the form of an Amended and Restated Agreement and Plan of Merger.

                                    ARTICLE 2
                                 TERMS OF MERGER

2.1 CHARTER.

      The Articles of Association of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Articles of Association of the Surviving Bank until duly amended or repealed; provided that such Articles of Association shall be amended to reflect that the name of the Surviving Bank shall be "Century National Bank."

2.2 BYLAWS.

      The Bylaws of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Bank until duly amended or repealed.

2.3 DIRECTORS AND OFFICERS.

      The directors of Merger Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Bank from and after the Effective Time in accordance with the Bylaws of the

Surviving Bank. The officers of Merger Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Bank from and after the Effective Time in accordance with the Bylaws of the Surviving Bank.

                                    ARTICLE 3
                           MANNER OF CONVERTING SHARES

3.1 CONVERSION OF SHARES.

      Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Subsidiary or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

      (a) Each share of capital stock of Buyer issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

      (b) Each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time, except for shares of Seller Common Stock held by Seller or Buyer (other than shares of Seller Common Stock (x) held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity, that are beneficially owned by third parties (any such shares, and shares of Buyer Common Stock which are similarly held, whether held directly or indirectly by Seller or Buyer, being referred to herein as "Trust Account Shares") or (y) held on account of a debt previously contracted (any such shares of Seller Common Stock, and shares of Buyer Common Stock which are similarly held directly or indirectly by Seller or Buyer, being referred herein as "DPC Shares")) shall be converted, at the election of the holder thereof, in accordance with the procedure set forth in Article 4 and subject to Section 3.1(d) and Section 3.2, into the right to receive the following, without interest:

            (i) for each share of Seller Common Stock issued and outstanding at the Effective Time with respect to which an election to receive cash has been effectively made and not revoked or lost pursuant to Article 4 (a "Cash Election"), the right to receive in cash from Buyer an amount equal to the quotient of $46,193,088 divided by the sum of the number of shares of Seller Common Stock issued and outstanding at the Effective Time plus the number of shares of Seller Common Stock issuable as of the Effective Time pursuant to unexercised Seller Options (the "Per Share Amount") (collectively, the shares of Seller Common Stock as to which a Cash Election has been made and such Cash Election has not been revoked or lost are called the "Cash Election Shares"); and

            (ii) for each share of Seller Common Stock with respect to which an election to receive Buyer Common Stock has been effectively made and not revoked or lost pursuant to Article 4 (a "Stock Election"), the right to receive from Buyer the fraction of a share of Buyer Common Stock as is equal to the Exchange Ratio (the "Stock Consideration") (collectively, the "Stock Election Shares").

      "Exchange Ratio" shall be the quotient obtained (expressed to five decimal places) resulting from dividing the Per Share Amount by the Average Buyer Price, provided in no event shall the Exchange Ratio be greater than the Exchange Ratio obtained by using the Per Share Amount at the Effective Time and the product of 90% and an Average Buyer Price of $22.50 or less than the Exchange Ratio obtained by using the Per Share Amount at the Effective Time and the product of 110% and an Average Buyer Price of $22.50.

      "Cash Consideration" shall mean the cash payable for all Cash Election Shares, which shall be $15,693,342 less the amount of Option Settlement Payments that are paid or payable at the Effective Time due to Seller Options not being exercised prior to the Effective Time. In no event shall the Buyer be obligated hereunder to pay cash in an aggregate amount greater than $15,693,342 for all Cash Election Shares and Seller Options, or to deliver more than 1,506,160 shares of Buyer Common Stock in exchange for Stock Election Shares.

      The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the "Merger Consideration." Shareholders of Seller may elect, subject to proration and the other terms and conditions hereof, to receive Buyer Common Stock for all or some of the shares of Seller Common Stock, or cash in exchange for all or some of the shares of Seller Common Stock, or any combination of Cash Consideration and Stock Consideration.

      (c) All of the shares of Seller Common Stock converted into the right to receive the Merger Consideration pursuant to this Article 3 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Seller Common Stock (each, a "Seller Stock Certificate") shall thereafter represent only the right to receive without interest (i) the number of whole shares of Buyer Common Stock, (ii) the aggregate Cash Consideration and (iii) cash in lieu of fractional shares, into which the shares of Seller Common Stock represented by such Seller Stock Certificate have been converted pursuant to this Section 3.1 and Section 3.6.

      (d) If, between the date of this Agreement and the Effective Time, the outstanding shares of Buyer Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio payable pursuant to this Agreement.

      (e) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Seller Common Stock that are held by Seller or Buyer (other than Trust Account Shares and DPC Shares) shall be cancelled and shall cease to exist and no Merger Consideration shall be payable or delivered in exchange therefor. All shares of Buyer Common Stock that are held by Seller (other than Trust Account Shares and DPC Shares) shall become treasury stock of Buyer.

3.2 PRORATION.

      (a) Notwithstanding any other provision contained in this Agreement, the total number of shares of Seller Common Stock to be converted into Cash Consideration pursuant to Section 3.1 (the "Cash Conversion Number") shall be equal to the quotient obtained by dividing

(x) the Cash Consideration by (y) the Per Share Amount. All of the other shares of Seller Common Stock shall be converted into Stock Consideration (other than shares of Seller Common Stock to be canceled as provided in Section 3.1(e)) and other than any shares of Seller Common Stock that are Dissenter Shares.

      (b) Within five business days after the Effective Time, Buyer shall cause the Exchange Agent (as defined below) to effect the allocation among holders of Seller Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

            (i) If the aggregate number of shares of Seller Common Stock with respect to which Cash Elections shall have been made (the "Cash Election Number") exceeds the Cash Conversion Number, then all Stock Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Stock Consideration, and Cash Election Shares of each holder thereof will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number, with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Stock Consideration; and

            (ii) If the Cash Election Number is less than the Cash Conversion Number (the amount by which the Cash Conversion Number exceeds the Cash Election Number being referred to herein as the "Shortfall Number"), then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares and Stock Election Shares shall be treated in the following manner:

                  (A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Cash Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder's Non-Election Shares being converted into the right to receive the Stock Consideration; or

                  (B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Cash Consideration and Stock Election Shares of each holder thereof shall convert into the right to receive the Cash Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Stock Election Shares, with the remaining number of such holder's Stock Election Shares being converted into the right to receive the Stock Consideration.

3.3 ELECTION PROCEDURES.

      Each holder of record of shares of Seller Common Stock ("Holder") shall have the right, subject to the limitations set forth in this Article 3, to submit an election in accordance with the following procedures:

      (a) Each Holder may specify in a request made in accordance with the provisions of this Section 3.3 (herein called an "Election") (x) the number of shares of Seller Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (y) the number of shares of Seller Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

      (b) Buyer shall prepare a form reasonably acceptable to Seller (the "Form of Election") which shall be mailed to Seller's shareholders entitled to vote at the Seller Shareholders' Meeting (as hereinafter defined) so as to permit Seller's shareholders to exercise their right to make an Election prior to the Election Deadline.

      (c) Buyer shall make the Form of Election initially available at the time that the Proxy Statement (as defined herein) is made available to the shareholders of Seller, to such shareholders, and shall use all reasonable efforts to make available as promptly as possible a Form of Election to any shareholder of Seller who requests such Form of Election following the initial mailing of the Forms of Election and prior to the Election Deadline. In no event shall the Form of Election be made available less than twenty (20) days prior to the Election Deadline.

      (d) Any Election shall have been made properly only if the person authorized to receive Elections and to act as Exchange Agent under this Agreement shall have received, by 5:00 P.M. Eastern Time, on the date of the Election Deadline, a Form of Election properly completed and signed and accompanied by Seller Stock Certificates to which such Form of Election relates or by an appropriate customary guarantee of delivery of such certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided, that such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery. Failure to deliver shares of Seller Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by Buyer, in its sole discretion. As used herein, "Election Deadline" means 5:00 p.m. Eastern Time on the date that is the day prior to the date of the Seller Shareholders' Meeting. Seller and Buyer shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) business days before, and at least five (5) business days prior to, the Election Deadline.

      (e) Any Seller shareholder may, at any time prior to the Election Deadline, change or revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election. Subject to the terms of the Exchange Agent Agreement, if Buyer shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of Seller Common Stock, such Election shall be deemed to be not in effect, and the shares of Seller Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

      (f) Any Seller shareholder may, at any time prior to the Election Deadline, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Seller Stock Certificate, or of the guarantee of delivery of such certificates, previously deposited with the Exchange Agent. All Elections shall be revoked automatically, and all stock certificates, if any, held by the Exchange Agent, shall be promptly returned to the Seller shareholders, if the Exchange Agent is notified in writing by Buyer or Seller that this Agreement has been terminated in accordance with Article 10.

      (g) Subject to the terms of the Exchange Agent Agreement, Buyer, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (A) the validity of the Forms of Election and compliance by any Seller shareholder with the Election procedures set forth herein, (B) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 3.2, (C) the issuance and delivery of Buyer Stock Certificates into which shares of Seller Common Stock are converted in the Merger and (D) the method of payment of cash for shares of Seller Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of Buyer Common Stock where the holder of the applicable Seller Stock Certificate has no right to receive whole shares of Buyer Common Stock.

3.4 DISSENTING SHAREHOLDERS.

      Any holder of shares of Seller Common Stock who perfects such holder's dissenters' rights in accordance with and as contemplated by 12 U.S.C. 215a shall be entitled to receive from the Surviving Corporation the value of such shares as to which dissenters rights have been perfected ("Dissenter Shares") in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with all applicable provisions of such law, and surrendered to Seller the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Seller fails to perfect, or effectively withdraws or loses, such holder's right to appraisal of and payment for such holder's Dissenter Shares, Buyer or the Surviving Corporation shall issue and deliver the consideration to which such holder of shares of Seller Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing such shares of Seller Common Stock held by such holder.

3.5 FRACTIONAL SHARES.

      Notwithstanding any other provision of this Agreement, each holder of shares of Seller Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the market value of one share of Buyer Common Stock at the Effective Time. The market value of one share of Buyer Common Stock at the Effective Time shall be the last sale price of such common stock on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Buyer) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

3.6 CONVERSION OF STOCK OPTIONS.

      As compensation for services rendered to Seller, at the Effective Time, each option or Equity Right to purchase shares of Seller Common Stock pursuant to stock options granted by Seller under the Seller Stock Plans prior to the date of this Agreement and outstanding and unexercised at the Effective Time ("Seller Options"), whether or not such options are then exercisable, shall be canceled in exchange for a cash payment (without interest) by the Buyer for each share of Seller Common Stock subject to such Seller Option (each an "Option Settlement Payment") equal to the amount, if any, by which the Per Share Amount exceeds the per share exercise price of the Seller Common Stock subject to such Seller Option, provided in no event shall the Buyer have any obligation to pay more than $2,622,023 in aggregate Option Settlement Payments. At the Effective Time, each such Seller Option shall no longer represent the right to purchase shares of Seller Common Stock, but in lieu thereof shall represent only the nontransferable right to receive the Option Settlement Payment without interest.

                                    ARTICLE 4
                               EXCHANGE OF SHARES

4.1 EXCHANGE PROCEDURES.

      (a) Promptly after the Effective Time, Buyer shall make available to Buyer's transfer agent or another exchange agent selected by Buyer (the "Exchange Agent") for exchange in accordance with this Section 4.1 the shares of Buyer Common Stock issuable as Stock Consideration, pursuant to this Agreement and cash in an amount sufficient to permit payment of the Cash Consideration, the total Option Settlement Payments and cash in lieu of fractional shares pursuant to Section 3.5. Promptly after the Effective Time, Buyer and Seller shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which represented shares of Seller Common Stock immediately prior to the Effective Time (the "Certificates") appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent). The Certificate or Certificates of Seller Common Stock so delivered shall be duly endorsed as the Exchange Agent may require. In the event of a transfer of ownership of shares of Seller Common Stock represented by Certificates that is not registered in the transfer records of Seller, the consideration provided in Section 3.1 may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Buyer and the Exchange Agent may reasonably require, and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. The Buyer shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the consideration provided in Section 3.1.

      (b) After the Effective Time, each holder of shares of Seller Common Stock (other than shares to be canceled pursuant to Section 3.1(e) or Dissenter Shares) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to this Section 4.1. To the extent required by Section 3.5, each holder of shares of Seller Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the Certificate or Certificates, cash in lieu of any fractional share of Buyer Common Stock to which such holder may be otherwise entitled (without interest). Buyer shall not be obligated to deliver the consideration to which any former holder of Seller Common Stock is entitled as a result of the Merger until such holder surrenders such holder's Certificate or Certificates for exchange as provided in this Section 4.1.

      (c) Each of Buyer, the Surviving Bank and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Seller Common Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that any amounts are so withheld by Buyer, the Surviving Bank or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Seller Common Stock in respect of which such deduction and withholding was made by Buyer, the Surviving Bank or the Exchange Agent, as the case may be.

      (d) Any other provision of this Agreement notwithstanding, none of Buyer, the Surviving Bank or the Exchange Agent shall be liable to a holder of Seller Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. Adoption of this Agreement by the shareholders of Seller shall constitute ratification of the appointment of the Exchange Agent.

4.2 RIGHTS OF FORMER SELLER SHAREHOLDERS.

      At the Effective Time, the stock transfer books of Seller shall be closed and no transfer of Seller Common Stock by any holder of such shares prior to the Effective Time shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing shares of Seller Common Stock (other than shares to be canceled pursuant to Sections 3.1(e) or which are Dissenters Shares shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration provided in Article 3 in exchange therefor. To the extent permitted by applicable provisions of the FBCA, former shareholders of record of Seller shall be entitled to vote after the Effective Time at any meeting of Buyer shareholders the number of whole shares of Buyer Common Stock into which their respective shares of Seller Common Stock are converted, regardless of whether such holders have exchanged their Certificates for certificates representing Buyer Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Buyer on the Buyer Common Stock, the record date for which is after the Effective Time, the declaration shall include dividends or other distributions on all shares of Buyer Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Buyer Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in Section 4.1. However, upon surrender of such Certificate, the Buyer Common Stock certificate (together with all such undelivered dividends or other distributions without interest) shall be delivered and paid with respect to each share of Seller Common Stock represented by such Certificate.

                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller hereby represents and warrants to Buyer and Merger Subsidiary as follows:

5.1 ORGANIZATION, STANDING, AND POWER.

      Seller is a national banking association duly organized, validly existing, and in good standing under the Laws of the United States of America, and has the entity power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Seller is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect. The minute book and other organizational documents for Seller have been made available to Buyer for its review and, except as disclosed in
Section 5.1 of the Seller Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors (including any committees of the Board of Directors) and shareholders thereof. The Seller is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits held by Seller are insured by the FDIC's Bank Insurance Fund.

5.2 AUTHORITY OF SELLER; NO BREACH BY AGREEMENT.

      (a) Seller has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of this Agreement and the Merger by Seller's shareholders in accordance with this Agreement and Federal law, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this

Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Seller, subject to the approval of this Agreement by the holders of two-thirds of the outstanding shares of Seller Common Stock as contemplated by Section 8.1, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by Seller. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms.

      (b) Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Seller's Articles of Association or Bylaws or the certificate or articles of incorporation or bylaws of any Seller Subsidiary or any resolution adopted by the board of directors or the shareholders of any Seller Entity, or (ii) except as disclosed in Section 5.2 of the Seller Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Seller Entity under, any Contract or Permit of any Seller Entity or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Seller Entity or any of their respective material Assets (including any Buyer Entity or any Seller Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any Buyer Entity or any Seller Entity being reassessed or revalued by any Regulatory Authority).

      (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Seller of the Merger and the other transactions contemplated in this Agreement.

5.3 CAPITAL STOCK.

      (a) The authorized capital stock of Seller consists only of 10,000,000 shares of Seller Common Stock, of which 1,485,546 shares are issued and outstanding as of the date of this Agreement and assuming that none of the issued and outstanding Options are exercised, not more than 1,485,546 shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of capital stock of Seller are duly and validly issued and outstanding and are fully paid and nonassessable except as provided in 12 U.S.C.
55. None of the outstanding shares of capital stock of Seller has been issued in violation of any preemptive rights of the current or past shareholders of Seller.

      (b) Except for the 140,969 options issued and outstanding as disclosed in
Section 5.3(b) of the Seller Disclosure Memorandum, there are no shares of capital stock or other equity securities of Seller outstanding and no outstanding Equity Rights relating to the capital stock of Seller. Except as specifically contemplated by this Agreement, no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Equity Right for the purchase, subscription or issuance of any securities of Seller.

5.4 SELLER SUBSIDIARIES.

      Seller has disclosed in Section 5.4 of the Seller Disclosure Memorandum each of the Seller Subsidiaries, that is a corporation (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and each of the Seller Subsidiaries that is a general or limited partnership, limited liability company, or other non-corporate entity (identifying the form of organization and the Law under which such entity is organized, each jurisdiction in which it is qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Except as disclosed in Section 5.4 of the Seller Disclosure Memorandum, Seller owns, directly or indirectly all of the issued and outstanding shares of capital stock (or other equity interests) of each Seller Subsidiary. No capital stock (or other equity interest) of any Seller Subsidiary is or may become required to be issued (other than to another Seller Entity) by reason of any Equity Rights, and there are no Contracts by which any Seller Subsidiary is bound to issue (other than to another Seller Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Seller Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Seller Subsidiary (other than to another Seller Entity). There are no Contracts relating to the rights of any Seller Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Seller Subsidiary. All of the shares of capital stock (or other equity interests) of each Seller Subsidiary are fully paid and nonassessable and are owned directly or indirectly by the Seller free and clear of any Lien. Except as disclosed in Section 5.4 of the Seller Disclosure Memorandum, each Seller Subsidiary is a corporation, limited liability company, limited partnership or limited liability partnership, and each such Subsidiary is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate or entity power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Seller Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect. The minute book and other organizational documents for each Seller Subsidiary have been made available to Buyer for its review, and, except as disclosed in Section 5.4 of the Seller Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

5.5 EXCHANGE ACT FILINGS; FINANCIAL STATEMENTS.

      (a) Seller has timely filed and made available to Buyer all Exchange Act Documents required to be filed by Seller since December 31, 1999 (the "Seller Exchange Act Reports"). The Seller Exchange Act Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Seller Exchange Act Reports or necessary in order to make the statements in such Seller Exchange Act Reports, in light of the circumstances under which they were made, not misleading. Seller has delivered to Buyer all comment letters received by Seller from the staff of the OCC and all responses to such comment letters by or on behalf of Seller. Seller's principal executive officer and principal financial officer (and Seller's former principal executive officers and principal financial officers, as applicable) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the Exchange Act thereunder with respect to Seller's Exchange Act Documents. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Seller nor any of its officers has received notice from any Regulatory Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications. Except for Seller Subsidiaries that are registered as a broker, dealer, or investment advisor, no Seller Subsidiary is required to file any Exchange Act Documents.

      (b) Each of the Seller Financial Statements (including, in each case, any related notes) contained in the Seller Exchange Act Reports, including any Seller Exchange Act Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the Exchange Act and OCC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the Exchange Act), and fairly presented in all material respects the financial position of Seller and its Subsidiaries as at the respective dates and the results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect and were certified to the extent required by the Sarbanes-Oxley Act.

      (c) Seller's independent public accountants, which have expressed their opinion with respect to the Financial Statements of Seller and its Subsidiaries included in Seller's Exchange Act Reports (including the related notes), are and have been throughout the periods covered by such Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period, (y) "independent" with respect to Seller within the meaning of Regulation S-X and,
(z) with respect to the Seller, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws. Section 5.5(c) of the Seller Disclosure Memorandum lists all non-audit services preformed by Seller's independent public accountants for Seller and its Subsidiaries.

      (d) Seller maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Seller and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Seller's Exchange Act Documents. Seller and its directors and executive officers are not subject to Section 16(a) of the Exchange Act.

5.6 ABSENCE OF UNDISCLOSED LIABILITIES.

      No Seller Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, except Liabilities which are accrued or reserved against in the balance sheets of Seller as of September 30, 2004, included in the Seller Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No Seller Entity has incurred or paid any Liability since September 30, 2004, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement. Except as disclosed in Section 5.6 of the Seller Disclosure Memorandum, no Seller Entity is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of any Person for any amount in excess of $50,000. Except (x) as reflected in Seller's unaudited balance sheet at September 30, 2004 or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP or any applicable Regulatory Authority) or (y) for liabilities incurred in the ordinary course of business since December 31, 2003 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, neither Seller nor any of its Subsidiaries has any Material Liabilities or obligations of any nature. Section 5.6 of the Seller Disclosure Memorandum lists, and Seller has delivered to Buyer copies of the documentation creating or governing, all securitization transactions and "off-balance sheet arrangements" (as defined in Item 303(a)(4)(ii) of Regulation S-K of the Exchange Act) effected by the Seller or its Subsidiaries other than letters of credit.

5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS.

      Except as disclosed in the Seller Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.7 of the Seller Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, and (ii) none of the Seller Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Seller provided in Article 7.

5.8 TAX MATTERS.

      (a) All Seller Entities have timely filed with the appropriate Taxing authorities all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all respects. None of the Seller Entities is the beneficiary of any extension of time within which to file any Tax Return. All Taxes of the Seller Entities (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the Seller Entities. No claim has ever been made by an authority in a jurisdiction where any Seller Entity does not file a Tax Return that such Seller Entity may be subject to Taxes by that jurisdiction.

      (b) None of the Seller Entities has received any notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits or examinations regarding any Taxes of any Seller Entity or the assets of any Seller Entity. No officer or employee responsible for Tax matters of any Seller Entity expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed. No issue has been raised by a Taxing Authority in any prior examination of the company which, by application of the same or similar principles, could be expected to result in a proposed deficiency for any subsequent taxable period. None of the Seller Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

      (c) Each Seller Entity has complied with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.

      (d) The unpaid Taxes of each Seller Entity (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Seller Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Seller Entities in filing their Tax Returns.

      (e) None of the Seller Entities is a party to any Tax allocation or sharing agreement and none of the Seller Entities has been a member of an affiliated group filing a consolidated federal income Tax Return or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.

      (f) During the five-year period ending on the date hereof, none of the Seller Entities was a "distributing corporation" or a "controlled corporation" as defined in, and in a transaction intended to be governed by Section 355 of the Code.

      (g) None of the Seller Entities has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Code, or which would be subject to withholding under Section 4999 of the Code. Seller has not been a United States real property holding corporation within the meaning of Code Section 897(c)(1)(A)(ii). None of the Seller Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. There is no taxable income of the Company that will be required under applicable tax law to be reported by the Purchaser or any its Affiliates, including the Company, for a taxable period beginning after the Closing Date which taxable income was realized prior to the Closing Date. The net operating losses of the Seller Entities are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

      (h) Each of the Seller Entities is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

      (i) The Company is not subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

      (j) No property owned by the Company is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or
(iii) "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code, (iv) "limited use property" within the meaning of Rev. Proc. 76-30,
(v) subject to Section 168(g)(1)(A) of the Code or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

      (k) The Company does not have any "corporate acquisition indebtedness" within the meaning of Section 279 of the Code.

      (l) The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

      (m) The Company has not participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction.

5.9 ALLOWANCE FOR POSSIBLE LOAN LOSSES.

      The Seller's allowance for possible loan, securities or credit losses (the "Allowance") shown on the balance sheets of Seller included in the most recent Seller Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the balance sheets of Seller included in the Seller Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables, letters of credit and commitments to make loans or extend credit), by the Seller Entities as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a Buyer Material Adverse Effect.

5.10 ASSETS.

      (a) Except as disclosed in Section 5.10 of the Seller Disclosure Memorandum or as disclosed or reserved against in the Seller Financial Statements delivered prior to the date of this Agreement, the Seller Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for any such Liens or other defects of title which are not reasonably likely to have a Seller Material Adverse Effect. All tangible properties used in the businesses of the Seller Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Seller's past practices.

      (b) All Assets which are material to Seller's business, held under leases or subleases by any of the Seller Entities, are held under valid Contracts enforceable in accordance with their respective terms, and each such Contract is in full force and effect.

      (c) The Seller Entities currently maintain insurance similar in amounts, scope, and coverage to that maintained by other peer organizations. None of the Seller Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding $100,000 individually or in the aggregate pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any Seller Entity under such policies. Seller has made no claims, and no claims are contemplated to be made, under its errors and omissions insurance or blanket bond.

      (d) The Assets of the Seller Entities include all Assets required to operate the business of the Seller Entities as presently conducted.

5.11 INTELLECTUAL PROPERTY.

      Each Seller Entity owns or has a license to use all of the Intellectual Property used by such Seller Entity in the course of its business, including sufficient rights in each copy possessed by each Seller Entity. Each Seller Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Seller Entity in connection with such Seller Entity's business operations, and such Seller Entity has the right to convey by sale or license any Intellectual Property so conveyed. No Seller Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of Seller threatened, which challenge the rights of any Seller Entity with respect to Intellectual Property used, sold or licensed by such Seller Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of the Seller Entities does not infringe any Intellectual Property of any other person. Except as disclosed in Section 5.11 of the Seller Disclosure Memorandum, no Seller Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 5.11 of the Seller Disclosure Memorandum, Seller has no Contracts with its directors, officers, or employees which requires such officer, director or employee to assign any interest in any Intellectual Property to a Seller Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a Seller Entity, and no such officer, director or employee is party to any Contract

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with any Person other than a Seller Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a Seller Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a Seller Entity. Except as disclosed in Section 5.11 of the Seller Disclosure Memorandum, no officer, director or employee of any Seller Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any Seller Entity.

5.12 ENVIRONMENTAL MATTERS.

      (a) To Seller's knowledge, each Seller Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect.

      (b) To Seller's Knowledge of Seller, there is no Litigation pending or threatened before any Governmental Authority or other forum in which any Seller Entity or any of its Operating Properties or Participation Facilities (or Seller in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Seller Entity or any of its Operating Properties or Participation Facilities.

      (c) During the period of (i) any Seller Entity's ownership or operation of any of their respective current properties, (ii) any Seller Entity's participation in the management of any Participation Facility, or (iii) any Seller Entity's holding of a security interest in any Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties. Prior to the period of (i) any Seller Entity's ownership or operation of any of their respective current properties, (ii) any Seller Entity's participation in the management of any Participation Facility, or (iii) any Seller Entity's holding of a security interest in any Operating Property, to Seller's Knowledge, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property,

5.13 COMPLIANCE WITH LAWS.

      Seller is a member in good standing of the Federal Reserve System and the FDIC. Each Seller Entity has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which could not reasonably be anticipated to have, individually or in the aggregate, a Seller Material Adverse Effect. Except as disclosed in Section
5.13 of the Seller Disclosure Memorandum, none of the Seller Entities:

      (a) is in Default under any of the provisions of its Articles of Incorporation or Association or Bylaws (or other governing instruments);

      (b) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

      (c) has received any notification or communication from any Governmental Authority (i) asserting that any Seller Entity is not, or may not be, in compliance with any Laws or Orders where such noncompliance is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, (ii) threatening to revoke any Permits which is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, or (iii) requiring any Seller Entity to enter into or consent to the issuance of a cease and desist order, injunction, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its employment decisions, its employment or safety policies or practices, its capital adequacy, its credit or reserve policies, it use of brokered deposits or affects the cost of its FDIC insurance, its hiring or compensation of management, or the payment of dividends.

      Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to Buyer.

5.14 LABOR RELATIONS.

      (a) No Seller Entity is the subject of any Litigation asserting that it or any other Seller Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Seller Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Seller Entity party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to Seller's relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout or other job action or labor dispute involving any Seller Entity pending or threatened and there has been no such actions or disputes in the past five years. To Seller's Knowledge, there has not been any attempt by any Seller Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Seller Entity. Except as disclosed in Section 5.14 of the Seller Disclosure Memorandum, employment of each employee and the engagement of each independent contractor of each Seller Entity is terminable at will by the relevant Seller Entity without (i) any penalty, liability or severance obligation incurred by any Seller Entity, (ii) and in all cases without prior consent by any Governmental Authority. No Seller Entity will owe any amounts to any of its employees or independent contractors as of the Closing Date, including any amounts incurred for any wages, bonuses, vacation pay, sick leave, contract notice periods, change of control payments or severance obligations except as disclosed in Section 5.14 of the Seller Disclosure Memorandum.

      (b) All of the employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.

5.15 EMPLOYEE BENEFIT PLANS

      (a) Seller has disclosed in Section 5.15 of the Seller Disclosure Memorandum, and has delivered or made available to Buyer prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Seller Entity or ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Seller Benefit Plans") and (ii) a list of each Employee Benefit Plan that is not identified in (i) above (e.g., former Employee Benefit Plans) but for which any Seller Entity or ERISA Affiliate has or reasonably could have any obligation or Liability. Any of the Seller Benefit Plans which is an "employee pension benefit plan," as that term is defined in ERISA Section 3(2), is referred to herein as a "Seller ERISA Plan." Each Seller ERISA Plan which is also a "defined benefit plan" (as defined in Code Section 414(j)) is referred to herein as a "Seller Pension Plan," and is identified as such in Section 5.15 of the Seller Disclosure Memorandum.

      (b) Seller has delivered to Buyer prior to the execution of this Agreement
(i) all trust agreements or other funding arrangements for all Employee Benefit Plans, (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the United States Internal Revenue Service ("IRS"), the United States Department of Labor ("DOL") or the Pension Benefit Guaranty Corporation during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in Revenue Procedure 2001-17 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any Employee Benefit Plan for the current plan year and the three preceding plan years, and (v) the most recent summary plan descriptions and any material modifications thereto.

      (c) Each Seller Benefit Plan is in compliance with the terms of such Seller Benefit Plan, in compliance with the applicable requirements of the Code, in material compliance with the applicable requirements of ERISA, and in compliance with any other applicable Laws. Each Seller ERISA Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that is still in effect and applies to the Seller ERISA Plan as amended and as administered or, within the time permitted under Code Section 401(b), has timely applied for a favorable determination letter which when issued will apply retroactively to the Seller ERISA Plan as amended and as administered. Seller is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Seller has not received any communication (written or unwritten) from any government agency questioning or challenging the compliance of any Seller Benefit Plan with applicable Laws. No Seller Benefit Plan is currently being audited by any Governmental agency for compliance with applicable Laws or has been audited with a determination by Authorities among Governmental Authority that the Employee Benefit Plan failed to comply with applicable Laws.

      (d) There has been no oral or written representation or communication with respect to any aspect of the Employee Benefit Plans made to employees of the Seller which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. Neither the Seller nor any administrator or fiduciary of any Seller Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject the Seller or Buyer to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA. There are no unresolved claims or disputes under the terms of, or in connection with, the Seller Benefit Plans other than claims for benefits which are payable in the ordinary course of business and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any Seller Benefit Plan.

      (e) All Seller Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Seller Benefit Plans are correct and complete, have been timely filed with the IRS or the DOL, and distributed to participants of the Seller Benefit Plans (as required by Law), and there have been no changes in the information set forth therein.

      (f) To the Seller's Knowledge, no "party in interest" (as defined in ERISA
Section 3(14)) or "disqualified person" (as defined in Code Section 4975(e)(2)) of any Seller Benefit Plan has engaged in any nonexempt "prohibited transaction" (described in Code Section 4975(c) or ERISA Section 406).

      (g) For any Seller Pension Plan, the fair market value of such Seller Pension Plan's assets equals or exceeds the present value of all benefits (whether vested or not) accrued to date by all present or former participants in such Seller Pension Plan. For this purpose, the assumptions prescribed by the Pension Benefit Guaranty Corporation for valuing plan assets or liabilities upon plan termination shall be applied and the term "benefits" shall include the value of all benefits, rights and features protected under Code Section 411(d)(6) or its successors and any ancillary benefits (including disability, shutdown, early retirement and welfare benefits) provided under any such employee pension benefit plan and all "benefit liabilities" as defined in ERISA
Section 4001(a)(16). Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of the Seller Pension Plan, (ii) no change in the actuarial assumptions with respect to any Seller Pension Plan, and (iii) no increase in benefits under any Seller Pension Plan as a result of Seller Pension Plan amendments or changes in any applicable Law which is reasonably likely to have, individually or in the aggregate, a material adverse effect on the funding status of such Seller Pension Plan. All contributions with respect to an Employee Benefit Plan of Seller, or any of its ERISA Affiliates that is subject to Code Section 412 or ERISA Section 302 have or will be timely made and, with respect to any such Employee Benefit Plan, there is no Lien nor is there expected to be a Lien under Code Section 412(n) or ERISA Section 302(f) or Tax under Code Section 4971. No Seller Pension Plan has a "liquidity shortfall" as defined in Code Section 412(m)(5). Neither Seller nor any of its ERISA Affiliates is subject to or can reasonably be expected to become subject to a Lien under Code Section

401(a)(29). All premiums required to be paid under ERISA Section 4006 have been timely paid by Seller and by its ERISA Affiliates.

      (h) No Liability under Title IV of ERISA has been or is expected to be incurred by Seller or its ERISA Affiliates and no event has occurred that could reasonably result in Liability under Title IV of ERISA being incurred by Seller or its ERISA Affiliates with respect to any ongoing, frozen, or terminated single-employer plan of Seller or the single-employer plan of any ERISA Affiliate. There has been no "reportable event," within the meaning of ERISA
Section 4043 for which the 30-day reporting requirement has not been waived by any ongoing, frozen, or terminated single employer plan of Seller or of an ERISA Affiliate.

      (i) Except as disclosed in Section 5.15 of the Seller Disclosure Memorandum, no Seller Entity has any Liability for retiree health and life benefits under any of the Seller Benefit Plans and there are no restrictions on the rights of such Seller Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder except to the extent required under Part 6 of Title I of ERISA or Code Section 4980B. No Tax under Code Sections 4980B or 5000 has been incurred with respect to any Seller Benefit Plan and no circumstance exists which could give rise to such Taxes.

      (j) Except as disclosed in Section 5.15 of the Seller Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Seller Entity from any Seller Entity under any Seller Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Seller Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

      (k) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Seller Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Code Section 412 or ERISA Section 302, have been fully reflected on the Seller Financial Statements to the extent required by and in accordance with GAAP.

      (l) All individuals who render services to any Seller Entity and who are authorized to participate in a Seller Benefit Plan pursuant to the terms of such Seller Benefit Plan are in fact eligible to and authorized to participate in such Seller Benefit Plan. All individuals participating in (or eligible to participate in) any Seller Benefit Plan are common-law employees of a Seller Entity.

      (m) On or after September 26, 1980, neither the Seller nor any of its ERISA Affiliates has had an "obligation to contribute" (as defined in ERISA
Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)).

      (n) there is no vesting of benefits and no payments or changes in terms due to any insured person as a result of this Agreement, the Merger or the transactions contemplated herein, under any bank-owned life insurance split dollar life insurance or similar arrangement or Contract, and the Successor Corporation shall, upon and after the Effective Time, succeed to and have all the rights in, to and under such Contracts as Seller presently holds.

5.16 MATERIAL CONTRACTS.

      Except as disclosed in Section 5.16 of the Seller Disclosure Memorandum or otherwise reflected in the Seller Financial Statements, none of the Seller Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000,
(ii) any Contract relating to the borrowing of money by any Seller Entity or the guarantee by any Seller Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds repurchase agreements, fully-secured by the United States government and government agency securities, and Federal Home Loan Bank advances of depository institution Subsidiaries incurred in the ordinary course of Seller's business, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of Seller's business), (iii) any Contract which prohibits or restricts any Seller Entity or any personnel of a Seller Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and "shrink-wrap" software licenses), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by any Seller Entity, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $50,000), and (vii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet, and (viii) any other Contract that would be required to be filed as an exhibit to a Form 10-KSB filed by Seller with the OCC as of the date of this Agreement pursuant to the reporting requirements of the Exchange Act (together with all Contracts referred to in Sections 5.11 and 5.15(a), the "Seller Contracts"). With respect to each Seller Contract and except as disclosed in Section 5.16 of the Seller Disclosure Memorandum: (A) the Contract is in full force and effect; (B) no Seller Entity is in Default thereunder; (C) no Seller Entity has repudiated or waived any material provision of any such Contract; (D) no other party to any such Contract is, to Seller's Knowledge, in Default in any respect or has repudiated or waived each material provision thereunder; and (E) no consent is required by a Contract for the execution, delivery, or performance of this Agreement, the consummation of the Merger or the other transactions contemplated hereby. All of the indebtedness of any Seller Entity for money borrowed is prepayable at any time by such Seller Entity without penalty, premium or charge, except as specified in Section 5.16 of the Seller Disclosure Memorandum

5.17 PRIVACY OF CUSTOMER INFORMATION

      (a) Seller is the sole owner of all individually identifiable personal information relating to identifiable or identified natural person ("IIPI") relating to customers, former customers and prospective customers that will be transferred to Buyer and the Surviving Bank pursuant to this Agreement.

      (b) Seller's collection and use of such IIPI the transfer of such IIPI to the Surviving Bank, and the use of such IIPI by the Surviving Bank as contemplated by this Agreement complies with Seller's privacy policy, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable privacy Laws, and any Contract or industry standard relating to privacy.

5.18 LEGAL PROCEEDINGS.

      There is no Litigation instituted or pending, or, to the Knowledge of Seller, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable possibility of an unfavorable outcome) against any Seller Entity, or against any director, officer, employee or agent of any Seller Entity in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of the Seller Entity or Employee Benefit Plan of any Seller Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, nor are there any Orders outstanding against any Seller Entity. Section 5.18(a) of the Seller Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement (a) to which any Seller Entity is a party and which names a Seller Entity as a defendant or cross-defendant or for which any Seller Entity has any potential Liability or (b) against any director or officer of Seller pursuant to Section 8A or 20(b) of the Securities Act of Section 21(d) or 21C of the Exchange Act. Section 5.18(b) of the Seller Disclosure Memorandum contains a summary of all Orders to which any Seller Entity is subject.

5.19 REPORTS.

      Each Seller Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, such reports and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.20 BOOKS AND RECORDS.

      Each of Seller and each Seller Entity maintains accurate books and records reflecting its Assets and Liabilities and maintains proper and adequate internal accounting controls which provide assurance that (a) transactions are executed with management's authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Seller and to maintain accountability for Seller's consolidated Assets; (c) access to Seller's Assets is permitted only in accordance with management's authorization; (d) the reporting of Seller's Assets is compared with existing Assets at regular intervals; and (e) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

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5.21 LOANS TO EXECUTIVE OFFICERS AND DIRECTORS.

      Seller has not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Seller, except as permitted by Section 13(k) of the Exchange Act and Federal Reserve Regulation O. Section 5.21 of the Seller Disclosure Memorandum identifies any loan or extension of credit maintained by Seller to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

5.22 STATEMENTS TRUE AND CORRECT.

      (a) No statement, certificate, instrument, or other writing furnished or to be furnished by any Seller Entity or any Affiliate thereof to Buyer pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      (b) None of the information supplied or to be supplied by any Seller Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Buyer with the Exchange Act will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading.

      (c) None of the information supplied or to be supplied by any Seller Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Seller's shareholders in connection with the Seller's Shareholders' Meeting, and any other documents to be filed by a Seller Entity or any Affiliate thereof under the Securities Act or the Exchange Act or with any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the Seller's shareholders, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Seller's Shareholders' Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Seller's Shareholders' Meeting.

      (d) All documents that any Seller Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

5.23 TAX AND REGULATORY MATTERS.

      No Seller Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in

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Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

5.24 STATE TAKEOVER LAWS.

      Each Seller Entity has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover Laws, (collectively, "Takeover Laws").

5.25 CHARTER PROVISIONS.

      Each Seller Entity has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Association, Bylaws or other governing instruments of any Seller Entity or restrict or impair the ability of Buyer or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Seller Entity that may be directly or indirectly acquired or controlled by them.

5.26 SHAREHOLDERS' VOTING AGREEMENTS.

      Each of the directors of Seller and each of the Beneficial Owners of 5% or more of the outstanding shares of Seller Common Stock has executed and delivered to Buyer the Support Agreements in the form of Exhibit 1 hereto.

5.27 OPINION OF FINANCIAL ADVISOR.

      Seller has received the opinion of Seller Financial Advisor, dated the date of this Agreement, to the effect that the consideration to be received in the Merger by the holders of Seller Common Stock is fair, from a financial point of view, to such holders, a signed copy of which has been delivered to Buyer.

5.28 BOARD RECOMMENDATION.

      The Board of Directors of Seller, at a meeting duly called and held, has by unanimous vote of the directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, the Support Voting Agreements and the transactions contemplated hereby and thereby, taken together, are fair to and in the best interests of the Seller's shareholders and
(ii) resolved, subject to the terms of this Agreement, to recommend that the holders of the shares of Seller Common Stock approve this Agreement, the Merger and the related transactions and to call and hold a special meeting of Seller's shareholders to consider this Agreement, the Merger and the related transactions.

                                    ARTICLE 6
                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby represents and warrants to Seller as follows:

6.1 ORGANIZATION, STANDING, AND POWER.

      Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Buyer is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

6.2 AUTHORITY; NO BREACH BY AGREEMENT.

      (a) Buyer has the corporate power and authority necessary to execute, deliver and perform this Agreement, and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Buyer. This Agreement represents a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

      (b) Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Buyer's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Buyer Entity under, any Contract or Permit of any Buyer Entity, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Buyer Entity or any of their respective material Assets.

      (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and the rules of Nasdaq, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Buyer of the Merger and the other transactions contemplated in this Agreement.

6.3 CAPITAL STOCK.

      The authorized capital stock of Buyer consists of (i) 22,000,000 shares of Buyer Common Stock, of which 17,103,650 shares were issued and outstanding (plus 145,100 restricted shares) at September 30, 2004, and (ii) 4,000,000 shares of Buyer Preferred Stock, none of which are issued and outstanding. All of the issued and outstanding shares of Buyer Capital Stock are, and all of the shares of Buyer Common Stock to be issued in exchange for shares of Seller Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the FBCA. None of the outstanding shares of Buyer Capital Stock has been, and none of the shares of Buyer Common Stock to be issued in exchange for shares of Seller Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Buyer.

6.4 BUYER SUBSIDIARIES.

      Buyer has disclosed in Section 6.4 of the Buyer Disclosure Memorandum all of the Buyer Subsidiaries as of the date of this Agreement that are corporations (identifying its jurisdiction of incorporation, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and all of the Buyer Subsidiaries that are general or limited partnerships or other non-corporate entities (identifying the Law under which such entity is organized, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Except as disclosed in Section 6.4 of the Buyer Disclosure Memorandum, Buyer or one of its wholly owned Subsidiaries owns directly or indirectly all of the issued and outstanding shares of each Buyer Subsidiary. No capital stock (or other equity interest) of any Buyer Subsidiary are or may become required to be issued (other than to another Buyer Entity) by reason of any Equity Rights, and there are no Contracts by which any Buyer Subsidiary is bound to issue (other than to another Buyer Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Buyer Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Buyer Subsidiary (other than to another Buyer Entity). There are no Contracts relating to the rights of any Buyer Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Buyer Subsidiary. All of the shares of capital stock (or other equity interests) of each Buyer Subsidiary held by a Buyer Entity are fully paid and nonassessable (except as provided by 12 U.S.C. 55) and are owned by the Buyer Entity free and clear of any Lien. Each Buyer Subsidiary is either a bank, or a corporation, limited liability company, limited partnership, statutory trust or limited liability partnership, and is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each Buyer Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect. Each Buyer Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

6.5 EXCHANGE ACT FILINGS; FINANCIAL STATEMENTS.

      (a) Buyer has timely filed and made available to Seller all Exchange Act Documents required to be filed by Buyer since December 31, 1999 (together with all such Exchange Act Documents filed, whether or not required to be filed, the "Buyer Exchange Act Reports"). The Buyer Exchange Act Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or subsequent filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer Exchange Act Reports or necessary in order to make the statements in such Buyer Exchange Act Reports, in light of the circumstances under which they were made, not misleading. Except for Buyer Subsidiaries that are registered as a securities broker or dealer or investment advisor, no Buyer Subsidiary is required to file any Exchange Act Documents.

      (b) Each of the Buyer Financial Statements (including, in each case, any related notes) contained in the Buyer Exchange Act Reports, including any Buyer Exchange Act Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the Exchange Act with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the Exchange Act), and fairly presented in all material respects the consolidated financial position of Buyer and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

6.6 ABSENCE OF CERTAIN CHANGES OR EVENTS.

      Except as disclosed in the Buyer Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 6.6 of the Buyer Disclosure Memorandum, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, and (ii) none of the Buyer Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Buyer provided in Article 7.

6.7 TAX MATTERS.

      (a) Buyer has timely filed with the appropriate Taxing authorities all Tax Returns that it is required to file and such Tax Returns are correct and complete in all material respects. Buyer is not the beneficiary of any extension of time within which to file any Tax Return. All Taxes of the Buyer have been fully and timely paid. There are no Liens for any Taxes (other than Liens for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of any Buyer.

      (b) Buyer has not received any notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits or examinations regarding any Taxes of Buyer. Buyer has not waived any statute of limitations in respect of any Taxes, nor agreed to a Tax assessment or deficiency.

6.8 ALLOWANCE FOR POSSIBLE LOAN LOSSES.

      The Allowance shown on the consolidated balance sheets of Buyer included in the most recent Buyer Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of Buyer included in the Buyer Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the Buyer Entities and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the Buyer Entities as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a Buyer Material Adverse Effect.

6.9 ASSETS.

      Except as disclosed in Section 6.9 of the Buyer Disclosure Memorandum or as disclosed or reserved against in the Buyer Financial Statements, the Buyer Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets which are material to their respective business, except for any such Liens or other defects of title which are not reasonably likely to have a Buyer Material Adverse Effect. All tangible properties used in the businesses of the Buyer Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Buyer's past practices. All Assets which are material to Buyer's business on a consolidated basis, held under leases or subleases by any of the Buyer Entities, are held under valid Contracts enforceable in accordance with their respective terms and each such Contract is in full force and effect. The Buyer Entities currently maintain insurance similar in amounts, scope and coverage to that maintained by other peer organizations. None of the Buyer Entities has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under such policies of insurance and no notices have been given by any Buyer Entity under such policies. The Assets of the Buyer Entities include all assets required to operate the business of the Buyer Entities as presently conducted.

6.10 INTELLECTUAL PROPERTY.

      Each Buyer Entity owns or has a license to use all of the Intellectual Property used by such Buyer Entity in the course of its business including sufficient rights in each copy possessed by each Buyer Entity. Each Buyer Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Buyer Entity in connection with such Buyer Entity's business operations, and such Buyer Entity has the right to convey by sale or license any Intellectual Property so conveyed. No Buyer Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of Buyer threatened, which challenge the rights of any Buyer Entity with respect to Intellectual Property used, sold or licensed by such Buyer Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of the Buyer Entities does not infringe any Intellectual Property of any other person.

6.11 ENVIRONMENTAL MATTERS.

      (a) To Buyer's Knowledge, each Buyer Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

      (b) To Buyer's Knowledge, there is no Litigation pending or threatened before any Governmental Authority or other forum in which any Buyer Entity or any of its Operating Properties or Participation Facilities (or Buyer in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Buyer Entity or any of its Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence, except such as is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

      (c) During the period of (i) any Buyer Entity's ownership or operation of any of their respective current properties, (ii) any Buyer Entity's participation in the management of any Participation Facility, or (iii) any Buyer Entity's holding of a security interest in any Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect. Prior to the period of (i) any Buyer Entity's ownership or operation of any of their respective current properties, (ii) any Buyer Entity's participation in the management of any Participation Facility, or (iii) any Buyer Entity's holding of a security interest in any Operating Property, to Buyer's Knowledge, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

6.12 COMPLIANCE WITH LAWS.

      Buyer is duly registered as a bank holding company under the BHC Act. Each Buyer Entity has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit, other than Defaults which could not reasonably be anticipated to have, individually or in the aggregate, a Buyer Material Adverse Effect. Except as disclosed in Section 6.12 of the Buyer Disclosure Memorandum, none of the Buyer Entities:

      (a) is in Default under its Articles of Incorporation or Bylaws (or other governing instruments); or

      (b) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business; or

      (c) since December 31, 1999, has received any notification or communication from any Governmental Authority (i) asserting that any Buyer Entity is not, or may not be, in compliance with any Laws or Orders, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, or (iii) requiring any Buyer Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its employment decisions, its employment or safety policies or practices, its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

6.13 LABOR RELATIONS.

      No Buyer Entity is the subject of any Litigation asserting that it or any other Buyer Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Buyer Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Buyer Entity party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to Buyer's relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout or other job action or labor dispute involving any Buyer Entity pending or threatened and there has been no such action or dispute in the past five years. To Buyer's Knowledge, in the past five years, there has not been any attempt by any Buyer employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to Buyer's workforce.

6.14 EMPLOYEE BENEFIT PLANS.

      (a) Buyer has delivered or made available to Seller prior to the execution of this Agreement, copies in each case of all Employee Benefit Plans currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Buyer Entity or ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Buyer Benefit Plans"). Any of the Buyer Benefit Plans which is an "employee pension benefit plan," as that term is defined in ERISA Section 3(2), is referred to herein as a "Buyer ERISA Plan." Each Buyer ERISA Plan which is also a "defined benefit plan" (as defined in Code Section 414(j)) is referred to herein as a "Buyer Pension Plan." No Buyer Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

      (b) Each Buyer Benefit Plan is in compliance with the applicable terms of such Buyer Benefit Plan, in compliance with the applicable requirements of the Code in material compliance with the terms of ERISA, and in compliance with any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect. Each Buyer ERISA Plan which is intended to be qualified under Code Section 401(a) has received a favorable determination letter from the IRS, and Buyer is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To Buyer's Knowledge, no "party in interest" (as defined in ERISA Section 3(14)) or "disqualified person" (as defined in Code Section 4975(e)(2)) of any Buyer Benefit Plan has engaged in any nonexempt "prohibited transaction" (described in Code Section 4975(c) or ERISA Section 406).

      (c) There are no Buyer Pension Plans.

      (d) No Liability under Title IV of ERISA has been or is expected to be incurred by any of Buyer or its ERISA Affiliates and no event has occurred that could reasonably be anticipated to result in Liability under Title IV of ERISA being incurred by Buyer or any of its ERISA Affiliates with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Buyer Material Adverse Effect. There has been no notice of a "reportable event," within the meaning of ERISA Section 4043 for which the 30-day reporting requirement has not been waived by any ongoing, frozen or terminated single employer plan of Buyer or of any ERISA Affiliate.

6.15 MATERIAL CONTRACTS.

      Buyer has filed copies of all Contracts and amendments thereto that would be required to be filed as an exhibit to a Form 10-K filed by Buyer under the Exchange Act as an exhibit to Buyer's Form 10-K filed for the fiscal year ended December 31, 2003 or in an Exchange Act Document and has otherwise made available to Seller copies of all Contracts existing on the date hereof that are required to be filed under SEC Regulation S-K Item 601 (together with all Contracts referred to in Sections 6.10 and 6.14(a), the "Buyer Contracts"). With respect to each Buyer Contract and except as disclosed in Section 6.15 of the Buyer Disclosure Memorandum: (A) the Contract is in full force and effect; (B) no Buyer Entity is in Default thereunder; (C) no Buyer Entity has repudiated or waived any material provision of any such Contract; and (D) no other party to any such Contract is, to the Knowledge of Buyer, in Default in any respect, or has repudiated or waived any material provision thereunder.

6.16 LEGAL PROCEEDINGS.

      There is no Litigation instituted or pending, or, to the Knowledge of Buyer, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable possibility of an unfavorable outcome) against any Buyer Entity, or against any director, employee or employee benefit plan of any Buyer Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, nor are there any Orders outstanding against any Buyer Entity, that is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

6.17 REPORTS.

      Since December 31, 1999, each Buyer Entity has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective date, each such report, statement and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

6.18 STATEMENTS TRUE AND CORRECT.

      (a) No statement, certificate, instrument or other writing furnished or to be furnished by any Buyer Entity or any Affiliate thereof to Seller pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      (b) None of the information supplied or to be supplied by any Buyer Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Buyer with the Exchange Act, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading.

      (c) None of the information supplied or to be supplied by any Buyer Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Seller's shareholders in connection with the Shareholders' Meetings, and any other documents, to be filed by any Buyer Entity or any Affiliate thereof under the Securities Act or the Exchange Act or with any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the Seller's shareholders, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Seller's Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Seller's Shareholders' Meetings.

      (d) All documents that any Buyer Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

6.19 AUTHORITY OF MERGER SUBSIDIARY.

      Merger Subsidiary is or will be a national banking association, validly existing and in good standing under the banking Laws of the United States as a wholly owned Subsidiary of Buyer. Merger Subsidiary has or will have prior to the Closing, the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been or will be duly and validly authorized by all necessary corporate action in respect thereof on the part of Merger Subsidiary. This Agreement will, upon the Merger Subsidiary's execution and delivery, represent a legal, valid, and binding obligation of Merger Subsidiary, enforceable against Merger Subsidiary in accordance with its terms. Buyer, as the sole shareholder of Merger Subsidiary, has voted or will vote prior to the Effective Time, all shares of Merger Subsidiary Common Stock in favor of approval of this Agreement, the Merger and the transactions contemplated herein, as and to the extent required by applicable Law.

6.20 TAX AND REGULATORY MATTERS.

      No Buyer Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

                                    ARTICLE 7
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1 AFFIRMATIVE COVENANTS OF SELLER.

      From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein, Seller shall, and shall cause each of its Subsidiaries to, (A) operate its business only in the usual, regular and ordinary course, (B) preserve intact its business organization and Assets and maintain its rights and franchises, and (C) take no action which would (1) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 9.1(b) or 9.1(c), or (2) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

7.2 NEGATIVE COVENANTS OF SELLER.

      From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein, Seller covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

      (a) amend the Articles of Association, Bylaws or other governing instruments of any Seller Entity or

      (b) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000 except in the ordinary course of the business of any Seller Entity consistent with past practices (which shall include, for Seller Entities that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any Seller Entity of any Lien or permit any such Lien to exist (other than in connection with public deposits, repurchase agreements, bankers' acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Seller Disclosure Memorandum); or

      (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Seller Entity, or declare or pay any dividend or make any other distribution in respect of Seller's capital stock; or

      (d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as disclosed in Section 7.2(d) of the Seller Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Seller Common Stock, any other capital stock of any Seller Entity, any stock appreciation rights, or any option, warrant, or other Right; or

      (e) adjust, split, combine or reclassify any capital stock of any Seller Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Seller Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise (i) any shares of capital stock of any Seller Subsidiary or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

      (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of one year or less, purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Seller

Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures in the ordinary course of business; or

      (g) grant any increase in compensation or benefits to the employees or officers of any Seller Entity, except in accordance with past practice disclosed in Section 7.2(g) of the Seller Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.2(g) of the Seller Disclosure Memorandum; enter into or amend any severance agreements with officers of any Seller Entity; grant any material increase in fees or other increases in compensation or other benefits to directors of any Seller Entity except in accordance with past practice disclosed in Section 7.2(g) of the Seller Disclosure Memorandum or waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any Equity Rights or restricted stock, or reprice Equity Rights granted under the Seller Stock Plans or authorize cash payments in exchange for any Equity Rights; or

      (h) enter into or amend any employment Contract between any Seller Entity and any Person (unless such amendment is required by Law) that the Seller Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

      (i) adopt any new employee benefit plan of any Seller Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any Seller Entity other than any such change that is required by Law or that, in the written opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

      (j) make any change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate and necessary to conform to changes in Tax Laws, regulatory accounting requirements or GAAP; or

      (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any Seller Entity for material money damages or restrictions upon the operations of any Seller Entity; or

      (l) except in the ordinary course of business consistent with past practice and the Seller's policies, enter into, modify, amend or terminate any material Contract (including any loan Contract with respect to any extension of credit with an unpaid balance exceeding $500,000) or waive, release, compromise or assign any material rights or claims.

7.3 COVENANTS OF BUYER.

      From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Seller shall have been obtained, and except as otherwise expressly contemplated herein, Buyer covenants and agrees that it shall (a) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the Buyer Common Stock and the business prospects of the Buyer Entities and to the extent consistent therewith use all reasonable efforts to preserve intact the Buyer Entities' core businesses and goodwill with their respective employees and the communities they serve, and (b) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any Buyer Entity from acquiring any Assets or other businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the reasonable judgment of Buyer, desirable in the conduct of the business of Buyer and its Subsidiaries, provided further that such actions shall not materially delay the Effective Time or materially hinder consummation of the Merger.

7.4 ADVERSE CHANGES IN CONDITION.

      Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect or a Buyer Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

7.5 REPORTS.

      Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed under the Exchange Act or with any other Regulatory Authority, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed under the Exchange Act or with any other Regulatory Authority will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with the Laws applicable to such reports.

                                    ARTICLE 8
                              ADDITIONAL AGREEMENTS

8.1 REGISTRATION STATEMENT; PROXY STATEMENT; SHAREHOLDER APPROVAL.

      (a) As promptly as reasonably practicable after execution of this Agreement, (i) Buyer shall prepare and file the Registration Statement with the Commission, and shall use its reasonable efforts to cause the Registration Statement to become effective under the Securities

Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Buyer Common Stock upon consummation of the Merger. Seller shall cooperate in the preparation and filing of the Registration Statement and shall furnish all information concerning it and the holders of its capital stock as Buyer may reasonably request in connection with such action. In connection with the Seller's Shareholders' Meeting, Seller and Buyer shall prepare and file with the Commission and the OCC, a Proxy Statement and subject to the requirements of the applicable Regulatory Authorities, mail such Proxy Statement to Seller's shareholders, and (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement. Buyer and Seller shall timely and properly make all necessary filings with respect to the Merger under the Securities Laws. Buyer will advise Seller, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the Commission or the OCC for the amendment or supplement of the Registration Statement, the Proxy Statement, or for additional information. Buyer and Seller shall provide each other promptly with copies of all filings and letters to and from the Commission and other Regulatory Authorities.

      (b) Seller shall duly call, give notice of, convene and hold a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the Commission on a date reasonably acceptable to Buyer, for the purpose of voting upon approval and adoption of this Agreement, the Merger, and the related transactions ("Seller Shareholder Approval") and such other related matters as it deems appropriate and shall, subject to the provisions of Section 8.1(c), through its Board of Directors, recommend to its shareholders the approval and adoption of this Agreement and use its reasonable efforts to obtain the Seller Shareholder Approval.

      (c) Neither the Board of Directors of Seller nor any committee thereof shall (i) except as expressly permitted by this Section 8.1(c), withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Buyer, the approval or recommendation of such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause Seller to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Alternative Acquisition Agreement") related to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to the adoption of this Agreement by the holders of Seller Common Stock, the Board of Directors of Seller determines in good faith, after it has received a Superior Proposal and after receipt of advice from outside counsel, that the failure to do so would result in a reasonable possibility that the Board of Directors of Seller would breach its fiduciary duties to Seller shareholders under applicable Law, the Board of Directors of Seller may (subject to this and the following sentences) inform Seller shareholders that it no longer believes that the Merger is advisable and no longer recommends approval and may (subject to this Section 8.1(c)) approve or recommend a Superior Proposal (and in connection therewith withdraw or modify its approval or recommendation of this Agreement and the Merger (a "Subsequent Determination"), but only at a time that is after the fifth business day following Buyer's receipt of written notice advising Buyer that the Board of Directors of Seller has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing), identifying the person making such Superior Proposal and stating that it intends to make a Subsequent Determination. After providing such notice, Seller shall provide a reasonable opportunity to Buyer to make such adjustments in the terms and conditions of this Agreement as would enable Seller to proceed with its recommendation to its shareholders without a Subsequent Determination; provided, however, that any such adjustment shall be at the discretion of the Parties at the time. Notwithstanding any other provision of this Agreement, except to the extent prohibited by the National Bank Act in the written opinion of counsel to Seller, which shall be reasonably acceptable to Buyer, Seller shall submit this Agreement to its shareholders at its Shareholders' Meeting even if the Board of Directors of Seller determines at any time after the date hereof that it is no longer advisable or recommends that Seller shareholders reject it, provided, however, that Seller shall not be required to submit this Agreement to its shareholders at its shareholder meeting if this Agreement has been terminated pursuant to Section 10.1(f) or (g) and Buyer has been paid the Termination Fee.

8.2 OTHER OFFERS, ETC.

      (a) No Seller Entity shall, nor shall it authorize or permit any of its Affiliates or Representatives to, directly or indirectly (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person or "Group" (as such term is defined in Section 13(d) under the Exchange Act) any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal,
(iii) subject to Section 8.2(c), approve, endorse or recommend any Acquisition Proposal, or (iv) enter into any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction; provided however, that this
Section 8.2(a) shall not prohibit a Seller Entity from furnishing nonpublic information regarding any Seller Entity to, or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide unsolicited written Acquisition Proposal submitted by such Person or Group (and not withdrawn) if (A) no Seller Entity or Representative or Affiliate thereof shall have violated any of the restrictions set forth in this
Section 8.2, (B) the Board of Directors of Seller determines in its good faith judgment (based on, among other things, the advice of Seller Financial Advisor that such Acquisition Proposal constitutes a Superior Proposal, (C) the Board of Directors of Seller concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties, as such duties would exist in the absence of this Section 8.2, to the shareholders of Seller under applicable Law, (D) (1) at least five business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person or Group, Seller gives Buyer written notice of the identity of such Person or Group and of Seller's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person or Group, and (2) Seller receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing Party than the terms of the Confidentiality Agreement and (E) contemporaneously with furnishing any such nonpublic information to such Person or Group, Seller furnishes such nonpublic information to Buyer (to the extent such nonpublic information has not been previously furnished by Seller to Buyer). In addition to the foregoing, Seller shall provide Buyer with at least five business days' prior written notice of a meeting of the Board of Directors of Seller at which meeting the Board of Directors of Seller is reasonably expected to resolve to recommend a Superior Proposal to its shareholders and together with such notice a copy of the most recently proposed documentation relating to such Superior Proposal; provided further that Seller hereby agrees promptly to provide to Buyer any revised documentation and any Acquisition Agreement.

      (b) In addition to the obligations of Seller set forth in Section 8.2(a), as promptly as practicable, after any of the executive officers of Seller become aware thereof, Seller shall advise Buyer of any request received by Seller for nonpublic information which Seller reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal. Seller shall keep Buyer informed promptly of material amendments or modifications to any such request or Acquisition Proposal.

      (c) Seller and its Subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will use their respective reasonable best efforts to enforce any confidentiality or similar or related agreement relating to any Acquisition Proposal.

      (d) Nothing contained in this Agreement shall prevent a Party or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

8.3 NASDAQ LISTING.

      Buyer shall use its reasonable efforts to list, prior to the Effective Time, on the Nasdaq National Market, the shares of Buyer Common Stock to be issued to the holders of Seller Common Stock pursuant to the Merger, and Buyer shall give all notices and make all filings with Nasdaq required in connection with the transactions contemplated herein.

8.4 CONSENTS OF REGULATORY AUTHORITIES.

      The Parties hereto shall cooperate with each other and use their reasonable efforts to promptly prepare and file all necessary documentation and applications, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

8.5 AGREEMENT AS TO EFFORTS TO CONSUMMATE.

      Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement.

8.6 INVESTIGATION AND CONFIDENTIALITY.

      (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of its business and properties (including that of its Subsidiaries) and of their respective financial and legal conditions as the other Party reasonably requests, provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party. Between the date hereof and the Effective Time, Seller shall permit Buyer's senior officers and independent auditors to meet with the senior officers of Seller, including officers responsible for the Seller Financial Statements, the internal controls of Seller and the disclosure controls and procedures of Seller and Seller's independent public accountants, to discuss such matters as Buyer may deem reasonably necessary or appropriate for Buyer to satisfy its obligations under Sections 302 and 906 of the Sarbanes-Oxley Act.

      (b) In addition to the Parties' respective obligations under the Confidentiality Agreements, which are hereby reaffirmed and adopted, and incorporated by reference herein, each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

      (c) Seller shall use its reasonable efforts to exercise, and shall not waive any of, its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to Seller to preserve the confidentiality of the information relating to the Seller Entities provided to such Persons and their Affiliates and Representatives.

      (d) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Seller Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.

8.7 PRESS RELEASES.

      Prior to the Effective Time, Seller and Buyer shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

8.8 TAX TREATMENT.

      Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify as a "reorganization" within the meaning of Section 368(a) of the Code for federal income tax purposes.

8.9 CHARTER PROVISIONS.

      Each Seller Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Association, Bylaws or other governing instruments of any Seller Entity or restrict or impair the ability of Buyer or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Seller Entity that may be directly or indirectly acquired or controlled by them.

8.10 AFFILIATES' AGREEMENT.

      Seller has disclosed in Section 8.10 of the Seller Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of Seller for purposes of SEC Rule 145 under the Securities Act. Seller shall use its reasonable efforts to cause each such Person to deliver to Buyer not later than 20 days after the date of this Agreement, a written agreement, in substantially the form of Exhibit 2, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of Seller Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Buyer Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the Securities Act and the rules and regulations thereunder. Buyer shall be entitled to place restrictive legends upon certificates for shares of Buyer Common Stock issued to affiliates of Seller pursuant to this Agreement to enforce the provisions of this Section 8.10. Buyer shall not be required to maintain the effectiveness of the Registration Statement under the Securities Act for the purposes of resale of Buyer Common Stock by such affiliates.

8.11 EMPLOYEE BENEFITS AND CONTRACTS.

      (a) Following the Effective Time, Buyer shall provide generally to officers and employees of the Seller Entities employee benefits under employee benefit and welfare plans

(other than stock option or other plans involving the potential issuance of Buyer Common Stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Buyer Entities to their similarly situated officers and employees. For purposes of participation, vesting and (except in the case of Buyer retirement plans) benefit accrual under Buyer's employee benefit plans, the service of the employees of the Seller Entities prior to the Effective Time shall be treated as service with a Buyer Entity participating in such employee benefit plans. Subject to Section 9.11(b), Buyer also shall cause the Surviving Bank to honor in accordance with their terms all employment, severance, consulting and other compensation Contracts disclosed in Section 8.11 of the Seller Disclosure Memorandum to Buyer between any Seller Entity and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Seller Benefit Plans.

      (b) Simultaneously herewith, each of Messrs. Michael W. Sheffey, David R Dotherow and Sidney G. Cash shall have entered into Employment Agreements with Merger Subsidiary in the form of Exhibit 3, which shall become effective at the Effective Time. At the Effective Time, any existing Employment or change in control or similar agreements, arrangements or understandings between any of such Persons and the Seller shall terminate and have no further force or effect, provided, however, that any cash payments required to be made by such Agreements to the employees thereunder as a result of this Agreement or the Merger shall be paid to such employees at Closing.

      (c) Upon the execution of this Agreement, each of the Seller's directors shall execute and deliver into agreements not to compete with Seller or Buyer or any Buyer Entity within Orange, Osceola or Seminole Counties, Florida for two years from the Effective Time, upon terms and conditions in the form and substance set forth in Exhibit 4 (the "Director's Agreements").

8.12 INDEMNIFICATION.

      (a) For a period of six years after the Effective Time, Buyer shall, and shall cause the Surviving Bank to, indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the Seller Entities (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions arising out of the Indemnified Party's service or services as directors, officers, employees or agents of Seller or, at Seller's request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under the FBCA,
Section 402 of the Sarbanes-Oxley Act and by Seller's Articles of Association and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any Buyer Entity is insured against any such matter. Without limiting the foregoing, in any case in which approval by the Surviving Bank is required to effectuate any indemnification, the Surviving Bank shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Buyer and the Indemnified Party.

      (b) Buyer shall, or shall cause the Surviving Bank to, use its reasonable efforts (and Seller shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of three years after the Effective Time Seller's existing directors' and officers' liability insurance policy (provided that Buyer or the Surviving Bank may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Seller given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that neither Buyer nor the Surviving Bank shall be obligated to make aggregate annual premium payments for such three-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Seller's directors and officers, 150% of the annual premium payments on Seller's current policy in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Buyer or the Surviving Bank shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

      (c) Any Indemnified Party wishing to claim indemnification under paragraph
(a) of this Section 8.12, upon learning of any such Liability or Litigation, shall promptly notify Buyer and the Surviving Bank thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Buyer or the Surviving Bank shall have the right to assume the defense thereof and neither Buyer nor the Surviving Bank shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Buyer or the Surviving Bank elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Buyer or the Surviving Bank and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Buyer or the Surviving Bank shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Buyer and the Surviving Bank shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) neither Buyer nor the Surviving Bank shall be liable for any settlement effected without its prior written consent and which does not provide for a complete and irrevocable release of all Buyer's Entities and their respective directors, officers and controlling persons, employees, agents and Representatives; and provided further that neither Buyer nor the Surviving Bank shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

      (d) If Buyer or the Surviving Bank or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Bank shall assume the obligations set forth in this Section 8.12.

      (e) The provisions of this Section 8.12 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and legal and personal representatives.

8.13 DELIVERY OF SELLER DISCLOSURE MEMORANDUM.

      Seller has delivered to Buyer and Merger Subsidiary a complete Seller Disclosure Memorandum.

                                    ARTICLE 9
                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY.

      The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6:

      (a) Shareholder Approval. The shareholders of Seller shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of Seller's Articles of Association and Bylaws.

      (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of Buyer would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, the Buyer would not, in its reasonable judgment, have entered into this Agreement.

      (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect or a Buyer Material Adverse Effect, as applicable. Seller shall have obtained the Consents listed in Section 9.1(c) of the Seller Disclosure Memorandum, including Consents from the lessors of each office leased by Seller No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of Buyer would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, the Buyer would not, in its reasonable judgment, have entered into this Agreement.

      (d) Legal Proceedings. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

      (e) Registration Statement. The Registration Statement shall be effective under the Securities Act and the Proxy Statement shall have been declared "definitive" by the OCC, no stop orders suspending the effectiveness of the Registration Statement or the Proxy Statement shall have been issued, no action, suit, proceeding or investigation by the Commission or OCC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary permits under state securities Laws or the Securities Act or Exchange Act relating to the issuance or trading of the shares of Buyer Common Stock issuable pursuant to the Merger shall have been received.

      (f) Nasdaq Listing. The shares of Buyer Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq National Market.

      (g) Tax Matters. Each Party shall have received a written opinion of counsel from Alston & Bird LLP, in form reasonably satisfactory to such Parties (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) the exchange in the Merger of Seller Common Stock for Buyer Common Stock will not give rise to gain or loss to the shareholders of Seller with respect to such exchange (except to the extent of the Cash Consideration and any cash received in lieu of fractional shares), (iii) the tax basis of the Buyer Common Stock received in the Merger will be equal to the tax basis of the Seller Common Stock exchanged therefor, increased by the amount of income or gain, if any, recognized on the exchange, and decreased by the amount of Cash Consideration, if any, received in the Merger (excluding any cash received in lieu of fractional shares), (iv) the holding period of the Buyer Common Stock received in the merger will include the period during which the shareholder held the Seller Common Stock exchanged therefor if the Seller Common Stock was held as a capital asset at the effective date of the Merger, and (v) none of Seller, Merger Subsidiary or Buyer will recognize gain or loss as a consequence of the Merger (except for the inclusion in income of the amount of the bad-debt reserve maintained by Seller and any other amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Code). In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Seller and Buyer reasonably satisfactory in form and substance to such counsel.

9.2 CONDITIONS TO OBLIGATIONS OF BUYER.

      The obligations of Buyer to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Buyer pursuant to
Section 11.6(a):

      (a) Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of Seller set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in
Section 5.3 shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties set forth in Sections 5.23, 5.24 and 5.25 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Seller set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.23, 5.24 and 5.25) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Seller Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

      (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Seller to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

      (c) Certificates. Seller shall have delivered to Buyer (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as it relates to Seller and in Sections 9.2(a) and 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Seller's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Buyer and its counsel shall request.

      (d) [Reserved]

      (e) Affiliates Agreements. Buyer shall have received from each affiliate of Seller the affiliate's letter referred to in Section 8.10.

      (f) Claims Letters, Director's Agreements and Affiliate Agreements. Each of the directors and officers of Seller shall have executed and delivered to Buyer Claims Letters in the form of Exhibit 5 hereto; each director and Affiliate of Seller shall have executed and delivered to Buyer Director's Agreements in the form of Exhibit 4 hereto, and each Affiliate of Seller shall have executed and delivered to Buyer Affiliate Agreements in the form of Exhibit 2 hereto.

      (g) Notices of Dissent. In the event that shareholders of Seller have given notice of their intent to exercise their statutory right to dissent with respect to more than 5% of the outstanding shares of Buyer Common Stock.

9.3 CONDITIONS TO OBLIGATIONS OF SELLER.

      The obligations of Seller to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Seller pursuant to
Section 11.6(b):

      (a) Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Buyer set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Buyer set forth in Section 6.3 shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of Buyer set forth in Section 6.20 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Buyer set forth in this Agreement (including the representations and warranties set forth in Section 6.3 and Section 6.20) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Buyer Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

      (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

      (c) Certificates. Buyer shall have delivered to the Seller (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as it relates to Buyer and in Sections 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Buyer's Board of Directors and Merger Subsidiary's Board of Directors and sole shareholder evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Seller and its counsel shall request.

      (d) [Reserved]

      (e) Fairness Opinion. Seller shall have received from Seller Financial Advisor a letter, dated as of the date of the meeting of the Seller's Board of Directors held to consider this Agreement, the Merger and the transactions contemplated herein, to the effect that, in the opinion of such firm, the consideration to be received by Seller shareholders in connection with the Merger is fair, from a financial point of view, to such shareholders and such letter is not withdrawn by Seller Financial Advisor prior to the Seller shareholders meeting, provided an event described in Section 10.1(f) shall have occurred as a result of a Superior Proposal.

                                   ARTICLE 10
                                   TERMINATION

10.1 TERMINATION.

      Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Seller, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

      (a) By mutual written agreement of Buyer and Seller; or

      (b) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to permit such Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standard set forth in Section 9.2 or 9.3 as applicable; or

      (c) By either Party, (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

      (d) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable, or (iii) the shareholders of Seller fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Seller's Shareholders' Meeting where such matters were presented to such shareholders for approval and voted upon; or

      (e) By either Party in the event that the Merger shall not have been consummated by May 31, 2005, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

      (f) By Buyer in the event that (i) the Board of Directors of Seller, shall have failed to reaffirm its approval upon Buyer's request for such reaffirmation of the Merger and the transactions contemplated by this Agreement (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Merger, or (ii) the Board of Directors of Seller shall have failed to include in the Proxy Statement its recommendation, without modification or qualification, that Seller shareholders give the Seller Shareholder Approval or shall have withdrawn, qualified or modified, or proposed publicly to withdraw, qualify or modify, in a manner adverse to Buyer, the recommendation of such Board of Directors to Seller shareholders that they give the Seller Shareholder Approval, or (iii) the Board of Directors of Seller shall have affirmed, recommended or authorized entering into any Acquisition Transaction other than the Merger or, within 10 business days after commencement of any tender or exchange offer for any shares of Seller Common Stock, the Board of Directors of Seller shall have failed to recommend against acceptance of such tender or exchange offer by its shareholders or takes no position with respect to the acceptance of such tender or exchange offer by its shareholders, or (iv) the Board of Directors of Seller negotiates or authorizes the conduct of negotiations (and five business days have elapsed without such negotiations being discontinued) with a third party (it being understood and agreed that "negotiate" shall not be deemed to include the provision of information to, or the request and receipt of information from, any Person that submits an Acquisition Proposal or discussions regarding such information for the sole purpose of ascertaining the terms of such Acquisition Proposal and determining whether the board of directors will in fact engage in, or authorize, negotiations) regarding an Acquisition Proposal other than the Merger; or

      (g) By Seller, (provided that Seller is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement), if prior to the adoption of this Agreement by the affirmative vote of the holders of the requisite number of the outstanding shares of Seller Common Stock entitled to vote thereon at the Seller Shareholders' Meeting, the Board of Directors of Seller has (x) withdrawn or modified or changed its recommendation or approval of this Agreement in a manner adverse to Buyer in order to approve and permit Seller to accept a Superior Proposal and (y) determined, after consideration of the written advice of outside legal counsel to Seller, that the failure to take such action as set forth in the preceding clause (x) would be reasonably likely to result in a breach of the Board of Directors' fiduciary duties under applicable Law, provided, however, that (i) at least 2 business days prior to any such termination, Seller shall, and shall cause its advisors to, negotiate with Buyer to make such adjustments in the terms and conditions of this Agreement as would enable Seller to proceed with the transactions contemplated herein on such adjusted terms.

      (h) By Seller if:

            (i) the Average Closing Price (as defined below) shall be less than the product of 0.80 and the Starting Price; and

            (ii) (A) the number obtained by dividing the Average Closing Price by the Starting price (such number being referred to herein as the "Buyer Ratio") shall be less than (B) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.20 from such quotient (such number being referred to herein as the "Index Ratio").

      If Seller elects its termination right pursuant to the immediately preceding sentence, it shall give to Buyer written notice on or before the second trading day after the Determination Date. During the five business-day period commencing on the date of such notice, Buyer shall have the option of adjusting the Exchange Ratio to equal the lesser of (i) a number equal to a

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

quotient (rounded to the nearest one-ten thousandth), the numerator of which is the product of 0.80, the Starting Price and the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price, or (ii) a number equal to a quotient (rounded to the nearest one-one hundred thousandth), the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Buyer Ratio, or of paying cash in an amount equal to the difference on the Determination Date between the dollar value per share of Seller Common Stock based on the Exchange Ratio on such date and the dollar value per share of Seller Common Stock based on the adjusted Exchange Ratio, or any combination thereof in Buyer's discretion, provided that the amount of aggregate cash payable in connection with the Merger shall not cause the failure of the condition contained in Section 9.1(g) hereof. If Buyer makes an election contemplated by the preceding sentence, within such five business-day period, it shall give prompt written notice to Seller of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section, and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section.

      For purposes of this Section only, the following terms shall have the meanings indicated:

      "Average Closing Price" means the average of the last reported sale prices per share of Buyer Common Stock as reported on the Nasdaq National Market or such successor exchange on which Buyer Common Stock may then be traded (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the 20 consecutive trading days on the Nasdaq National Market or such successor exchange or market on which Buyer Common Stock may then be traded ending at the close of trading on the Determination Date.

      "Determination Date" means the latest date on which the approval of the OCC, and if required, the Federal Reserve, required for consummation of the Merger shall be received by Buyer, without regard to any requisite waiting periods in respect thereof.

      "Index Group" means the Nasdaq Bank Index as reported by Bloomberg, L.P. or another mutually agreed service and as to which there shall not have been, since the Starting Date and before the Determination Date, an announcement of a transaction whereby such company would be acquired or whereby such company would acquire another company or companies in transactions with a value exceeding 25% of the acquirer's market capitalization as of the Starting Date.

      "Index Price" on a given date means the closing value of the Index Group.

      "Starting Date" means November 19, 2004.

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

      "Starting Price" shall mean $21.49.

      If Buyer declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or Buyer shall be appropriately adjusted for the purposes of applying this Section 10.1(h).

10.2 EFFECT OF TERMINATION.

      In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Sections 6.2, 8.6, 10.2, 10.3, 11.2 and 11.3 shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any breach by that Party of this Agreement.

10.3 TERMINATION FEE.

            (a) If:

            (i) either Seller or Buyer terminates this Agreement pursuant to
Section 10.1(g) of this Agreement; and within 12 months of such termination (A) an Acquisition Proposal or Acquisition Transaction has been announced with respect to any Seller Entity or (B) an Acquisition Agreement with respect to an Acquisition Transaction has been entered into with respect to Seller or any Seller Entity, provided that such Acquisition Transaction is subsequently consummated (but changing, in the case of (i), the references to the 5% and 95% amounts in the definition of Acquisition Transaction to 25% and 90%, respectively); or

            (ii) Buyer shall terminate this Agreement pursuant to 10.1(f);

then Seller shall pay to Buyer an amount equal to $1,850,000 (the "Termination Fee") upon the earlier of such announcement or the entry into such Acquisition Agreement or the date of any announcement or statement with respect to any Acquisition Proposal by Seller or its Board of Directors, other than a recommendation for approval of the Merger. Seller hereby waives any right to set-off or counterclaim against such amount. If the Termination Fee shall be payable pursuant to subsection (a)(i) of this Section 10.3, the Termination Fee shall be paid in same-day funds at or prior to the earliest of the date of consummation of such Acquisition Transaction, or the date of execution of an Acquisition Agreement with respect to such Acquisition Transaction or the date of any announcement or statement with respect to any Acquisition Proposal by Seller or its Board of Directors, other than a recommendation for approval of the Merger. If the Termination Fee shall be payable pursuant to subsection
(a)(ii) of this Section 10.3, the Termination Fee shall be paid in same-day funds upon the earlier of (i) the execution of an Acquisition Agreement with respect to such Acquisition Transaction or the date of any announcement or statement with respect to any Acquisition Proposal by Seller or its Board of Directors, other than a recommendation for approval of the Merger or (ii) two business days from the date of termination of this Agreement.

            (b) The Parties acknowledge that the agreements contained in Section 10.3(a) are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Seller fails to pay promptly any fee payable by it pursuant to this Section 10.3, then Seller shall pay to Buyer, its costs and expenses (including attorneys' fees) in connection with collecting such fee, together with interest on the amount of the fee at the prime annual rate of interest (as published in The Wall Street Journal) plus 2% as the same is in effect from time to time from the date such payment was due under this Agreement until the date of payment.

10.4 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS.

      The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time, except this
Section 10.4., and Sections 8.11 and 8.12.

                            ARTICLE 11 MISCELLANEOUS

11.1 DEFINITIONS.

      (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

            "ACQUISITION PROPOSAL" means any proposal (whether communicated to Seller or publicly announced to Seller's shareholders) by any Person (other than Buyer or any of its Affiliates) for an Acquisition Transaction involving Seller or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the assets of which constitute ten percent (10%) or more of the consolidated assets of Seller as reflected on Seller's consolidated statement of condition prepared in accordance with GAAP.

            "ACQUISITION TRANSACTION" means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from Seller by any Person or Group (other than Buyer or any of its Affiliates) of 25% or more in interest of the total outstanding voting securities of Seller or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Buyer or any of its Affiliates) beneficially owning 25% or more in interest of the total outstanding voting securities of Seller or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Seller pursuant to which the shareholders of Seller immediately preceding such transaction hold less than 90% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 5% or more of the assets of Seller; or (iii) any liquidation or dissolution of Seller.

            "AFFILIATE" of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

            "ARTICLES OF MERGER" shall mean the Articles of Merger filed with the OCC as contemplated by Section 1.3 of this Agreement.

            "ASSETS" of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.


            "BHC ACT" means the federal Bank Holding Company Act of 1956, as amended.

            "BUYER CAPITAL STOCK" means, collectively, the Buyer Common Stock, the Buyer Preferred Stock and any other class or series of capital stock of Buyer.

            "BUYER COMMON STOCK" means the $0.10 par value common stock of Buyer.

            "BUYER DISCLOSURE MEMORANDUM" means the written information entitled "Seacoast Banking Corporation of Florida Disclosure Memorandum" delivered prior to the date of this Agreement to Seller describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

            "BUYER ENTITIES" means, collectively, Buyer and all Buyer Subsidiaries.

            "BUYER FINANCIAL STATEMENTS" means (i) the consolidated balance sheets of Buyer as of September 30, 2004, and as of December 31, 2003, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the periods ended September 30, 2004, and for each of the three fiscal years ended December 31, 2003, as filed in amended form by Buyer in Exchange Act Documents, and (ii) the consolidated balance sheets of Buyer (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in Exchange Act Documents as amended filed with respect to periods ended subsequent to September 30, 2004.

            "BUYER MATERIAL ADVERSE EFFECT" means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i) the financial position, or results of operations of Buyer and its Subsidiaries, taken as a whole, or (ii) the ability of Buyer to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Buyer Material Adverse Effect" shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of Buyer (or any of its Subsidiaries) taken with the prior written Consent of Seller in contemplation of the transactions contemplated hereby, (D) the direct effects of compliance with this Agreement on the operating performance of Buyer, including expenses incurred by Buyer in consummating the transactions contemplated by this Agreement, (E) effects demonstrably shown to have been proximately caused by the public announcement of, and the response or reaction of customers, vendors, licensors, investors or employees of Buyer to, this Agreement or any of the transactions contemplated by this Agreement, (F) failure of Buyer to meet the revenue or earnings predictions of equity analysts (as reflected in the First Call consensus estimate), or any other published revenue or earnings predictions or expectations, for any period ending on or after the date of this Agreement, (G) changes in the market price or trading volume of Buyer Common Stock or (H) hurricanes and other storms which occurred prior to the date of this Agreement.

            "BUYER PREFERRED STOCK" means the $1.00 par value preferred stock of Buyer.

            "BUYER SUBSIDIARIES" means the Subsidiaries of Buyer, which shall include the Buyer Subsidiaries described in Section 6.4 and any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Buyer in the future and held as a Subsidiary by Buyer at the Effective Time.

            "CLOSING DATE" means the date on which the Closing occurs.

            "CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

            "COMMISSION" OR "SEC" means the United States Securities and Exchange Commission.

            "CONFIDENTIALITY AGREEMENT" the Confidentiality Agreement, dated October 12, 2004, between Seller and Buyer.

            "CONSENT" means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

            "CONTRACT" means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

            "DEFAULT" means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit,
      (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

            "EMPLOYEE BENEFIT PLAN" means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any "employee benefit plan," as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

            "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local Governmental Authorities with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including: (i) the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"),; (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"),; (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. 11001 et seq.); (iv) the Clean Air Act (42 U.S.C. 7401 et seq.); (v) the Clean Water Act (33 U.S.C.
      Sections 1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.); (v) any state, county, municipal or local statues, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (iv) of this subparagraph; (vii) any amendments to the statues, laws or ordinances listed in parts (i) - (vi) of this subparagraph, regardless of whether in existence on the date hereof,
      (viii) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) - (vii) of this subparagraph; and (ix) any other law, statute, ordinance, amendment, rule, regulation, guideline, directive, order or the like in effect now or in the future relating to environmental, health or safety matters. and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA AFFILIATE" means any trade or business, whether or not incorporated, which together with a Seller Entity would be treated as a single employer under Code Section 414 or would be deemed a single employer within the meaning of Sections.

            "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

            "EXCHANGE ACT DOCUMENTS" means all forms, proxy statements, registration statements, reports, schedules, and other documents, including all certifications and statements required by the Exchange Act or (z) Section 906 of the Sarbanes-Oxley Act with respect to any report that is an Exchange Act Document, filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

            "EXHIBITS" means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto

            "FBCA" means the Florida Business Corporation Act, as mended.

            "FDIC" shall mean the Federal Deposit Insurance Corporation.

            "FEDERAL RESERVE" shall mean the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Atlanta.

            "GAAP" shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved.

            "GOVERNMENTAL AUTHORITY" shall mean any federal, state, local, foreign, or other court, board, body, commission, agency, authority or instrumentality, arbitral authority, self-regulatory authority, mediator, tribunal, including Regulatory Authorities and Taxing Authorities.

            "GROUP" shall mean two or more Persons acting in concert for the purpose of acquiring, holding or disposing of securities of an issuer.

            "HAZARDOUS MATERIAL" shall mean any chemical, substance, waste, material, pollutant, or contaminant defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including RCRA hazardous wastes, CERCLA hazardous substances, and HSRA regulated substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, lead in paint or drinking water, mold, asbestos, and polychlorinated biphenyls (PCBs). (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Environmental Law), provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words "Hazardous Material" shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of business in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

            "INTELLECTUAL PROPERTY" means copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

            "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should reasonably have been known after due inquiry by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president of such Person and the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.

            "LAW" means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, statute, regulation or order applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

            "LIABILITY" means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

            "LIEN" means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or any property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for any depository institution, pledges to secure public deposits and other Liens incurred in the ordinary course of the banking business.

            "LITIGATION" means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets or Liabilities (including Contracts related to Assets or Liabilities), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

            "LOSSES" means any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special and consequential damages), liabilities, costs, and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys' and other professional fees and expenses.

            "MATERIAL" or "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

            "NASDAQ" means the Nasdaq Stock Market, Inc.

            "NASDAQ NATIONAL MARKET" means the National Market System of Nasdaq Stock Market, Inc.

            "OCC" means the federal Office of the Comptroller of the Currency.

            "OPERATING PROPERTY" means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

            "ORDER" means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, directive, ruling, or writ of any Governmental Authority.

            "PARTICIPATION FACILITY" means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, means the owner or operator of such facility or property, but only with respect to such facility or property.

            "PARTY" means Seller, Buyer or Merger Subsidiary and "PARTIES" means two or more of such Persons.

            "PERMIT" means any federal, state, local, and foreign Governmental Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

            "PERSON" means a natural person or any legal, commercial or Governmental Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

            "PROXY STATEMENT" means the proxy statement used by Seller to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of Buyer relating to the issuance of the Buyer Common Stock to holders of Seller Common Stock.

            "REGISTRATION STATEMENT" means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the Exchange Act by Buyer under the Securities Act with respect to the shares of Buyer Common Stock to be issued to the shareholders of Seller in connection with the transactions contemplated by this Agreement.

            "REGULATORY AUTHORITIES" means, collectively, the Commission , the Nasdaq National Market and the NASD, the OCC, the FDIC, the Department of Justice, and the Federal Reserve and all other federal, state, county, local or other Governmental Authorities having jurisdiction over a Party or its Subsidiaries.

            "REPRESENTATIVE" means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent of a Person.

            "RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other securities, securities or rights convertible into or exchangeable for, shares of the capital stock or other securities of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

            "SARBANES-OXLEY ACT" means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

            "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            "SECURITIES LAWS" means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

            "SHAREHOLDERS' MEETING" means the meeting of Seller's shareholders of to be held pursuant to Section 8.1, including any adjournment or adjournments thereof.

            "SELLER COMMON STOCK" means the $5.00 par value common stock of Seller.

            "SELLER DISCLOSURE MEMORANDUM" means the written information entitled "Century National Bank Disclosure Memorandum" delivered prior to the date of this Agreement to Buyer describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

            "SELLER ENTITIES" means, collectively, Seller and all Seller Subsidiaries.

            "SELLER FINANCIAL STATEMENTS" means (i) the balance sheets (including related notes and schedules, if any) of Seller as of September 30, 2004, and as of December 31, 2003, and the related statements of operations, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the three and nine months ended September 30, 2004, and for each of the three fiscal years ended December 31, 2003, as filed by Seller in its Exchange Act Documents, and (ii) the balance sheets of Seller (including related notes and schedules, if any) and related statements of operations, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in Exchange Act Documents filed with respect to periods ended subsequent to September 30, 2004.

            "SELLER MATERIAL ADVERSE EFFECT" means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i) the financial position, or results of operations of Seller and its Subsidiaries, taken as a whole, or (ii) the ability of Seller to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Seller Material Adverse Effect" shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of Seller (or any of its Subsidiaries) taken with the prior written Consent of Buyer in contemplation of the transactions contemplated hereby, or (D) the direct effects of compliance with this Agreement on the operating performance of Seller, including expenses incurred by Seller in consummating the transactions contemplated by this Agreement.

            "SELLER STOCK PLANS" means the existing stock option and other stock-based compensation plans of Seller designated as follows: Century National Bank Directors' Stock Option Plan and Century National Bank Officers' and Employees' Stock Option Plan.

            "SELLER SUBSIDIARIES" means the Subsidiaries, if any, of Seller, as of the date of this Agreement, Seller has no Subsidiaries.

            "SUBSIDIARIES" means all those corporations, banks associations, or other entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

            "SUPERIOR PROPOSAL" means any Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (i) involving the acquisition of the entire equity interest in, or all or substantially all of the assets and liabilities of, the Seller Entities and (ii) with respect to which the Board of Directors of Seller (A) determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person or Group making the Acquisition Proposal, and (B) determines in its good faith judgment (based on, among other things, the advice of its financial advisor, Keefe Bruyette & Woods, Inc.,) to be more favorable to Seller's shareholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of Seller, after obtaining the advice of Seller's Financial Advisor Keefe Bruyette & Woods, Inc. the Person or Group making such Acquisition Proposal is reasonably able to finance the transaction and close it timely, and any proposed changes to this Agreement that may be proposed by Buyer in response to such Acquisition Proposal.)

            "SURVIVING BANK" means Merger Subsidiary as the surviving national bank resulting from the Merger.

            "TAX" or "TAXES" means all taxes, charges, fees, levies, imposts, duties, or assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, imposed or required to be withheld by any Governmental Authority (domestic or foreign), including any interest, penalties, and additions imposed thereon or with respect thereto.

            "TAX RETURN" means any report, return, information return, or other information required to be supplied to a Governmental Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

            "TAXING AUTHORITY" means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

      (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

TERM                                                          PAGE
Acquisition Agreement..............................                   39
Agreement..........................................                    1
Allowance..........................................                   16
Articles of Merger.................................                    2
Buyer..............................................                    1
Buyer Benefit Plans................................                   33
Buyer Contracts....................................                   33
Buyer ERISA Plan...................................                   33
Buyer Exchange Act Reports.........................                   29
Buyer Pension Plan.................................                   33
CERCLA............................................       Section 11.1(a)
Certificates.......................................                    8
Closing............................................                    1
Effective Time.....................................                    2
Exchange Agent.....................................                    8
Indemnified Party..................................                   44
Individually Identifiable Personal Information.....                   23
Maximum Amount.....................................                   45
Merger Subsidiary..................................                    1
RCRA...............................................      Section 11.1(a)
Seller.............................................                    1
Seller Benefit Plans...............................                   20
Seller Contracts...................................                   23
Seller ERISA Plan..................................                   20
Seller Exchange Act Reports........................                   12
Seller Pension Plan................................                   20
Seller Shareholder Approval........................                   39
Subsequent Determination...........................                   39
Takeover Laws......................................                   26
Tax Opinion........................................                   47
Termination Fee....................................  Section 10.3(a)(ii)

      (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation", and such terms shall not be limited by enumeration or example.

11.2 EXPENSES.

      (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

11.3 BROKERS AND FINDERS.

      Except for Keefe Bruyette & Woods, Inc. as to Seller and except for Burke Capital Group as to Buyer, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon such broker's representing or being retained by or allegedly representing or being retained by Seller or by Buyer, each of Seller and Buyer, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

11.4 ENTIRE AGREEMENT.

      Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 8.6(b), for the Confidentiality Agreements). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.11 and 8.12.

11.5 AMENDMENTS.

      To the extent permitted by Law, and subject to Section 1.3, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Seller Common Stock, there shall be made no amendment that reduces or modifies in any material respect the consideration to be received by holders of Seller Common Stock.

11.6 WAIVERS.

      (a) Prior to or at the Effective Time, Buyer, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Seller, to waive or extend the time for the compliance or fulfillment by Seller of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Buyer under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Buyer.

      (b) Subject to Section 1.3, prior to or at the Effective Time, Seller, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Buyer or Merger Subsidiary, to waive or extend the time for the compliance or fulfillment by Buyer or Merger Subsidiary of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Seller under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Seller.

      (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.7 ASSIGNMENT.

      Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.8 NOTICES.

      All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

                  Seller:                Century National Bank
                                         65 North Orange Avenue
                                         Orlando, Florida 32801
                                         Facsimile Number: (407) 515-0329

                                         Attention: Michael W. Sheffey

                  Copy to Counsel:       Smith Mackinnon, PA
                                         Suite 800 Citrus Center
                                         255 South Orange Avenue
                                         P.O. Box 2254
                                         Orlando, Florida 32801
                                         Facsimile Number: 407-843-2448

                                         Attention: John P. Greeley

                  Buyer: Seacoast Banking Corporation of Florida 815 Colorado Avenue
                                         Stuart, FL  33494
                                         Facsimile Number: (772) 288-6012

                                         Attention: Dennis S. Hudson III

                  Copy to Counsel:       Alston & Bird LLP
                                         One Atlantic Center
                                         1201 W. Peachtree Street, NE
                                         Atlanta, GA  30309-3424
                                         Facsimile Number: (404)253-8272

                                         Attention: Ralph F. MacDonald III

11.9 GOVERNING LAW.

      Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Florida. The Parties all expressly agree and acknowledge that the State of Florida has a reasonable relationship to the Parties and/or this Agreement. Each Party hereto hereby irrevocably waives, to the fullest extent permitted by Law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and
(c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.

11.10 COUNTERPARTS.

      This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.11 CAPTIONS; ARTICLES AND SECTIONS.

      The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

11.12 INTERPRETATIONS.

      Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

11.13 ENFORCEMENT OF AGREEMENT.

      The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.14 SEVERABILITY.

      Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of

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

this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

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

      IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

                                       SEACOAST BANKING CORPORATION OF FLORIDA
                                       (BUYER)

                                       By: /s/ Dennis S. Hudson III
                                           -------------------------------------
                                           Dennis S. Hudson III
                                           President and Chief Executive Officer

                                       FIRST NATIONAL BANK & TRUST COMPANY OF
                                       THE TREASURE COAST
                                       (SUBSIDIARY)

                                       By: /s/ Dennis S. Hudson III
                                           -------------------------------------
                                           Dennis S. Hudson III
                                           President and Chief Executive Officer

                                       MERGER SUBSIDIARY

                                       By: /s/ Dennis S. Hudson III
                                           -------------------------------------
                                           Dennis S. Hudson III
                                           President and Chief Executive Officer

                                       CENTURY NATIONAL BANK
                                       (SELLER)

                                       By: /s/ Michael W. Sheffey
                                           -------------------------------------
                                           Michael W. Sheffey
                                           President and Chief Executive Officer

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